Exhibit 4.16

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

by and between

Max-Planck-Innovation GmbH
a German corporation having a principal place of business at
Amalienstraße 33
80799 München, Germany

-hereinafter called "**MI**"-

and

BiondVax Pharmaceuticals Ltd.
an Israeli corporation having a principal place of business at
Jerusalem BioPark Building, 2nd Floor, Hadassah Ein Kerem Campus
Jerusalem, Israel
-hereinafter called "**BiondVax**"-

-MI and BiondVax are hereinafter also individually called a "**Party**",
and collectively called the "**Parties**"-

Recitals

0.1 The Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V. ("**MPG**") is a German non-profit scientific research organization. The Max Planck Institute for Biophysical Chemistry in Göttingen ("**MPI-BPC**"; as of January 01, 2022, the MPI-BPC will be re-named into "Max Planck Institute for multi-disciplinary Natural Sciences") is a research institute of MPG, and is not a separate legal entity. At the MPI-BPC, Prof. Dirk Görlich is a director and heads the department "Cellular Logistics" (the "**Görlich Department**"). The MPI-BPC has its own alpaca herd used for its research activities.

0.2 The Universitätsmedizin Göttingen („**UMG**") is one of the largest University hospitals in Germany and also a Medical Faculty of the Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts ("**UNI**"), and therefore a public teaching and research organization. At UMG, Prof. Matthias Dobbelstein heads the department "Molecular Oncology" (the "**Dobbelstein Department**"). The UMG has a S3 laboratory which is available for the Dobbelstein Department for its research activities.

0.3 The Görlich Department has, with support of the Dobbelstein Department, developed the General Nanobody Technology (as later defined herein) for the generation and initial validation of Nanobodies (as later defined herein).

0.4 By using the General Nanobody Technology, scientists of the Görlich Department have generated certain Nanobodies against the SARS-CoV-2 virus, and scientists of the Dobbelstein Department have validated such Nanobodies, resulting in the following joint invention: "Therapeutic and diagnostic VHH antibodies against SARS-CoV-2 and methods for their enhancement" (internal MI file no.: MI 0707-6037, internal UMG file no.: BioC-2278-UMG; the „**Invention**"). Effective as of July 15, 2020, UMG has assigned to MPG the share of UMG in the Invention pursuant to that certain invention transfer agreement (the „**Invention Transfer Agreement**"). On July 29, 2020, MPG has filed, in its sole name and at its sole expense, a priority claiming European Patent Application (application number: EP20 188 451.7) (the "**EP Prio Application**") that claimed the inventive subject matter of VHH antibodies against SARS-CoV-2 and their use to treat Covid-19 (the "**SARS-CoV-2 Invention**"; internal MI file number MI 0707-6037), as well as the inventive subject matter of trimerisation of VHH antibodies to meet structural requirements for efficient binding to a trimeric target antigen in general (the "**VHH Trimerisation Invention**"; internal MI file number MI 0707-6149). Thereafter, MPG has separated the EP Prio Application into two separate patent applications that will be further prosecuted separately, one claiming the SARS-CoV-2 Invention, and one claiming the VHH Trimerisation Invention.

0.5 MI is a 100% subsidiary of MPG, and acts as MPG's technology transfer agency. MI is authorized by MPG to sign commercialization agreements concerning intellectual property owned and controlled by MPG in MI's own name for the account of MPG. A respective confirmation of MPG is attached to this Agreement as Appendix 0.5. Further, MI is authorized by UMG pursuant to the Invention Transfer Agreement (and by a respective agreement regarding UMG's shares in aRCA IP) to commercialize, in MI's sole discretion, the respective share of UMG in the Licensed Technology (as later defined herein), and to sign commercialization agreements in MI's own name, subject to a reasonable participation of UMG in MI's commercialization revenues.

0.6 BiondVax is a NASDAQ-listed biopharmaceutical company that is currently seeking for business opportunities in the field of recombinant protein-based vaccines and antibodies, particularly Nanobodies, for medicinal use in prevention and treatment of various diseases.

0.7 BiondVax is interested in obtaining a license to the Licensed Technology for the Development (as later defined herein) and Commercialization (as later defined herein) of Products (as later defined herein) against SARS-CoV-2, and MI is willing to grant such license, subject to the terms and conditions of this Agreement. BiondVax acknowledges that given the Covid-19 pandemic situation, a fast Development of Products is essential.

0.8 In connection with this Agreement, MPG (through the MPI-BPC, Görlich Department), UMG (through the Dobbelstein Department) and BiondVax intend to enter into an accompanying research collaboration agreement in the field of "Nanobodies against SARS-CoV-2" (the "**aRCA**"). The aRCA sets forth, among other things, that (i) Patent Rights and Know-how generated in the course of the aRCA by or on behalf of MPG (through MPI-BPC, Görlich Department) and/or by or on behalf of UMG (through the Dobbelstein Department) and/or by or on behalf of BiondVax (collectively, the "**aRCA IP**") shall be owned by the respective party or parties of the aRCA in accordance with the "ownership follows inventorship" rule, and (ii) provided that the aRCA IP fulfils the other applicable criteria of the Target-specific Nanobody Technology or the Enabling Nanobody Technology (as those terms are defined herein later), as applicable, such aRCA IP shall be automatically be included into, and be an integral part of, the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, and the share of MPG and/or UMG in such aRCA IP will be included into the license granted to BiondVax under this Agreement, without any additional payment due for such inclusion; provided, however, that, upon such inclusion, the financial terms and conditions (and, for clarity, all other terms and conditions) of this Agreement shall apply to such included aRCA IP.

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1 "Abandoned Patent Rights"
shall have the meaning ascribed to it in Section 6.4.

1.2 "Affiliates"
shall mean any legal entity (including, without limitation, a corporation, partnership, or limited liability company) that controls, is controlled by, or is under common control with, a Party. For the purpose of this definition, the term "control" means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities of a legal entity, or (ii) a greater than fifty percent (50%) interest in the net assets or profits of a legal entity, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity.

1.3 "Agreement"
shall mean this license agreement between the MI and BiondVax, including all of its Appendices.

1.4 "aRCA"
shall have the meaning ascribed to it in Recitals 0.8. A copy of the execution version of the aRCA is attached to this Agreement as Appendix 1.4.

1.5 "aRCA IP"
shall have the meaning ascribed to it in Recitals 0.8.

1.6 "BiondVax ADS Shares"
shall mean 150,000 (one hundred fifty thousand) American Depository Shares (ADS) of BiondVax (NASDAQ: BVXV).

1.7 "BiondVax Covid19-Project"
shall have the meaning ascribed to it in Section 2.1.3.

1.8 "Biosimilar Product"
shall mean, on a Product-by-Product and country-by-country basis and with respect to a Product that has received Regulatory Approval of a BLA in a country and that is no longer covered by a Valid Claim of the Licensed Patent Rights in such country, a pharmaceutical product that:
(a) has received all necessary approvals by applicable Regulatory Authorities in such country to market or sell such product as a biological or medicinal product;
(b) is marketed or sold by a Third Party that is not authorized by BiondVax, its Affiliates or Sublicensees with respect to such product;
(c) binds to the Target, and
(d) is approved by a Regulatory Authority (i) as a "biosimilar" (in the USA) of such Product, (ii) as a "similar biological medicinal product" (in the EU) with respect to which such Product is the "reference product", or (iii) if not the USA or EU, as a foreign equivalent of a "biosimilar" or "similar biological medicinal product" of such Product.

1.9 "BLA"
shall mean an application submitted to a Regulatory Authority for marketing approval of a biological or medicinal product after conducting the required Clinical Studies for such biological or medicinal product, including, without limitation (i) a Biologics License Application (as defined in 21 C.F.R. 600 et seq., as amended) filed with the FDA, or any successor applications or procedures, (ii) a marketing authorization application filed with the EMA, or any successor applications or procedures, and (iii) any national, supranational or international equivalents of (i) or (ii).

1.10 "Claims"
shall have the meaning ascribed to it in Section 7.1.

1.11 "Clinical Studies"
shall mean collectively Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies (or a combination thereof, e.g. Phase I/IIa Clinical Studies or Phase IIb/III Clinical Studies). The term "**Clinical Study**" shall mean any of a Phase I Clinical Study, a Phase II Clinical Study, or a Phase III Clinical Study, as applicable.

1.12 "Combination Product"
shall mean a pharmaceutical product containing, as its pharmaceutically active ingredients, (i) a Product, and (ii) one or more other pharmaceutically active ingredients.
For the avoidance of doubt, drug delivery technologies, adjuvants, excipients and the like shall not be deemed to be "active ingredients", except in the case where a Regulatory Authority recognizes such delivery technologies, adjuvant, excipients or the like as an active ingredient.

1.13 "Commercial Sale"
shall mean, on a Product-by-Product and country-by-country basis, the sale or other disposition of a Product in an arm's length transaction by or on behalf of BiondVax, its Affiliates or Sublicensees to an independent Third Party distributor or end user customer in exchange for cash, or cash equivalent to which monetary value can be readily assigned, in such country, after Regulatory Approval for a BLA for such Product, and after all other applicable approvals required to market and sell such Product, including pricing and reimbursement approvals, have been granted, or otherwise permitted, by governmental or other responsible authorities in such country.

1.14 "**Commercialization**" or "**Commercialize**"
shall mean, with respect to a Product, any and all activities undertaken usually after Regulatory Approval for a BLA for such Product that relate to the pre-marketing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of such Product, including, without limitation, (i) conducting clinical trials conducted after Regulatory Approval for a BLA of a Product, so-called phase IV clinical trials, (ii) interactions with governmental or other responsible authorities regarding all other applicable approvals required to market and sell such Product, including pricing and reimbursement approvals, (iii) manufacturing for selling purposes, handling, storing and shipping of Products, (iv) following receipt, on a country-by-country basis, of all required Regulatory Approvals and all other applicable approvals required to market and sell such Product, effecting the Commercial Sale of such Product in the respective country, and keeping such Products reasonably available to the public, and (v) modification, enhancement, improvement, and optimization of such Products.

1.15 **"Commercially Reasonable Efforts"**
shall mean, with respect to the Development or Commercialization of Products and on a Product-by-Product basis, the efforts and resources commonly used in the pharmaceutical industry by companies similar in size and operations to BiondVax (and consistent with the reasonable practices of BiondVax) for compounds of a similar nature, resulting from own development efforts or in-licensed from a Third Party, with a similar commercial potential and at a similar stage in the research or clinical development process, taking into consideration the safety and efficacy of such compound, its costs to develop, the competitiveness of alternative or competing compounds in the same indication(s), the anticipated or, if applicable, actual patent claim structure and the nature and extent of the market exclusivity in the indication(s) for which the respective compound is developed (including patent coverage and regulatory exclusivity), the likelihood of regulatory approval, the expected coverage and reimbursement by payers in those territories (health funds, private health insurance and government health insurance such as Medicaid and Medicare in the USA) its expected profitability, competing product opportunities in the same field, and all other similarly relevant factors.

1.16 **"Compounds"**
shall mean Nanobodies (e.g. as monomers or any other construct such as dimers, trimers etc., including any complementarity-determining regions, fragments, derivatives, modifications, complexes, or conjugates thereof) that
(a) selectively and potently bind to the Target, and
(b) have been created before the Effective Date of this Agreement, or will be created in the course of the aRCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable), and are Controlled by MPG (and/or UMG, as applicable).
The Compounds at the Effective Date are identified and described in Appendix 1.16.
The Compounds generated in the course of the aRCA will be added to Appendix 1.16 in accordance with Section 2.1.5.

1.17 "**Confidential Information**"

(a) shall mean any information which is of a confidential and/or proprietary nature and not readily available to a Third Party (including, without limitation, information in relation to the business of a Party to which this Agreement relates, and information in relation to Intellectual Property Rights Controlled by a Party), which information is disclosed by a Party (the "**Disclosing Party**") to the other Party (the "**Receiving Party**") under, or in connection with, this Agreement.

(b) Confidential Information specifically excludes any information that the Receiving

Party can prove by adequate proof (i) was known by the Receiving Party prior to the receipt of Confidential Information from the Disclosing Party, (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, part of the public domain through no fault of the Receiving Party, or (iv) was subsequently and independently developed by or on behalf of the Receiving Party without having had access to, or making use of, the Disclosing Party's Confidential Information.

(c) For the avoidance of doubt, the Licensed Technology not yet disclosed shall constitute Confidential Information of MI, unless the relevant item is jointly developed under the aRCA, in which case such item of Licensed Technology shall be jointly owned Confidential Information of the Parties. For the further avoidance of doubt, if MPG, MPI-BPC, UNI and/or UMG disclose or receive Confidential Information under or in connection with this Agreement, it shall, for the purpose of this Agreement, constitute disclosure to or receipt by MI.

1.18 "Control" or **"Controlled"**
shall mean, with respect to any Intellectual Property Right, the legal authority or right of a Party (whether by full and unrestricted ownership, or by license other than pursuant to this Agreement) to grant a license or sublicense under such Intellectual Property Right, without violating the rights of, or breaching the terms of any agreement or other arrangement with, any Third Party existing at the time such Party would be required hereunder to grant such license or sublicense.

1.19 "CPA"
shall have the meaning ascribed to it in Section 5.8.

1.20 "Development" or **"Develop"**
shall mean, with respect to a Product, the performance of any and all activities undertaken regarding research, pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Studies (but excluding clinical trials conducted after Regulatory Approval for a BLA of a Product, so-called phase IV clinical trials), manufacturing for pre-clinical, clinical and regulatory purposes, and regulatory affairs (including, without limitation, the determination of the nature and content of any submissions to Regulatory Authorities) that are required to obtain Regulatory Approval for such Product.

1.21 "Development Plan"
shall have the meaning ascribed to it in Section 4.1.2. The Development Plan is attached to this Agreement as Appendix 1.21.

1.22 "Disclosing Party"
shall have the meaning ascribed to it in Section1.17(a).

1.23 "Dispute"
shall have the meaning ascribed to it in Section 10.2.

1.24 "Effective Date"
shall mean the date when this Agreement comes into force and effect, which shall be December 21, 2021.

1.25 "EMA"
shall mean the European Medicines Agency, or any successor agency thereto.

1.26 "Enabling Nanobody Know-how"

shall mean any Know-how in the field of Nanobodies that

(a) is not directly relating to the Compounds
(b) has been created before the Effective Date of this Agreement, or will be created in the course of the aRCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be),
(c) is necessary for the Development or Commercialization of Products, and
(d) is Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Enabling Nanobody Know-how at the Effective Date is identified and described in Appendix 1.26. The Enabling Nanobody Know-how generated in the course of the aRCA will be added to Appendix 1.26 in accordance with Section 2.1.5.

It is the common understanding of the Parties that "directly relating" as used under (a) means any item of the Know-how which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item of Know-how which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to "not directly relating to the Compounds" in the meaning of (a).

1.27 Enabling Nanobody Patent Rights

shall mean any Patent Rights in the field of Nanobodies that

(a) are claiming inventions (including, without limitation, the VHH Trimerisation Invention) that (i) do not directly relate to the Compounds, and (ii) have been created before the Effective Date of this Agreement, or will be created in the course of the aRCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be),
(b) are necessary for the Development or Commercialization of Products, and
(c) are Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Enabling Nanobody Patent Rights at the Effective Date are listed in Appendix 1.27. The Enabling Nanobody Patent Rights generated in the course of the aRCA will be added to Appendix 1.27 in accordance with Section 2.1.5.

It is the common understanding of the Parties that "directly relating" as used under (a) means any item protected under any patent claim of the relevant Patent Right which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item covered by any patent claim of the relevant Patent Right which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to "not directly relating to the Compounds" in the meaning of (a).

1.28 "Enabling Nanobody Technology"

shall mean collectively the Enabling Nanobody Know-how and the Enabling Nanobody Patent Rights.

1.29 "EP Prio Application"

shall have the meaning ascribed to it in Recitals 0.4.

1.30 "FDA"

shall mean the United States Food and Drug Administration, or any successor agency

thereto.

1.31 "Field"
shall mean the medicinal treatment of diseases in humans related to the Target (including therapeutic purposes to treat and/or relieve the symptoms of human diseases, or prophylactic purposes to prevent the cause of human diseases).

1.32 "General Nanobody Technology"
shall mean all Patent Rights and Know-how that are Controlled by MPG and/or UMG that are necessary or useful for creating and researching any Nanobodies against various molecular targets. General Nanobody Technology shall include, without limitation, (i) the immunization of the alpacas, the generation of immune libraries, the phage display selection and purification of Nanobodies (each performed by the Görlich Department), and (ii) the development of cell-based assays for the testing and screening of Nanobodies for their initial validation and characterization (each performed by the Dobbelstein Department).

1.33 "IND"
shall mean an application submitted to a Regulatory Authority for approval to conduct Clinical Studies for a Product, including (i) an investigational new drug application or any successor application or procedure filed with the FDA, (ii) an investigational medicinal product dossier filed with the EMA, and (iii) any national, supranational or international equivalents of (i) or (ii).

1.34 "Indemnifying Party"
shall have the meaning ascribed to it in Section 7.2.1.

1.35 "Indemnitees"
shall have the meaning ascribed to it in Section 7.1.

1.36 "Intellectual Property Rights"
shall mean all rights with respect to (i) Patent Rights, (ii) trademarks (all registrations and applications therefor), (iii) all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding to the foregoing throughout the world; (iv) utility models, design rights, and (v) Know-how.

1.37 "Intended Publication"
shall have the meaning ascribed to it in Section 2.6.1.

1.38 „Invention"
shall have the meaning ascribed to it in Recitals 0.3.

1.39 „Invention Transfer Agreement"
shall have the meaning ascribed to it in Recitals 0.3.

1.40 "Know-how"
shall mean

(a) any scientific or technical information, results, data, experience and knowledge of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation discoveries, inventions not yet patented, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological, chemical and other materials (including lead compounds), reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, medicinal chemistry, structural, toxicological and clinical information) analytical, quality control, and stability data, studies and procedures and development

information, results and data not patentable,

(b) that is secret (i.e. not generally known or easily accessible, particularly not disclosed in any Patent Rights), substantial (i.e. significant and/or necessary for the Development and/or Commercialization of Products) and identified (i.e. described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfills the criteria of secrecy and substantiality).

1.41 "Licensed Know-how"
shall mean collectively the Target-specific Nanobody Know-how and the Enabling Nanobody Know-how. For clarity, if for any item of Licensed Know-how the requirement of secrecy is no longer satisfied due to a breach of the confidentiality provisions of this Agreement by MI or MPG or due to any disclosure or publication allowed under this Agreement, then the relevant items shall no longer be classified as Licensed Know-how. For clarity, if for any item of Licensed Know-how the requirement of secrecy is no longer satisfied due to a breach of the confidentiality provisions of this Agreement by BiondVax or its Affiliates, then the relevant items shall remain to be classified as Licensed Know-how.

1.42 "Licensed Patent Rights"
shall mean collectively the Target-specific Nanobody Patent Rights and the Enabling Nanobody Patent Rights.

1.43 "Licensed Technology"
shall mean collectively the Target-specific Nanobody Know-how, the Target-specific Nanobody Patent Rights, the Enabling Nanobody Know-how and the Enabling Nanobody Patent Rights.

1.44 "Major Market Country"
shall mean individually any of the following countries or group of related countries: (i) United States of America, (ii) Japan, (iii) China, (iv) Israel, (v) Brazil, (vi) Russia, (vii) any of Italy, Spain, France, Germany and the United Kingdom (the "**EU5**"), or (viii) any country or group of related countries whose population exceeds 60 million. The term "**Major Market Countries**" shall mean collectively all countries or group of related countries mentioned in (i) through (viii).

1.45 "Nanobodies"
shall mean VHH antibodies (i.e. the single domain variable region of the heavy chain of camelid-derived antibodies).

1.46 "Net Sales"

(a) shall mean, on a Product-by-Product and country-by-country basis, the gross amounts invoiced by or on behalf of each of BiondVax or its Affiliates for the Commercial Sale of a Product, less the following: (i) to the extent separately stated on the document of sale, any trade, cash and quantity discounts, bonuses, credits, chargebacks, premiums, rebates and allowances actually granted or allowed and taken specifically with respect to sales or other dispositions of the Product (including, without limitation, discounts actually granted or allowed for Products sold in connection with patient assistance programs designed to aid in patient compliance with medication schedules), (ii) any tariffs, duties, excises, sales, value-added and other taxes imposed upon and paid directly with respect to such Commercial Sale of Products which are actually paid and can be proved by written records, (iii) amounts repaid or credited by reason of rejections, damaged or expired goods, recalls, returns, or billing errors, (iv) government mandated rebates (such as those granted pursuant to programs similar to any state or federal Medicare, Medicaid or similar program), (v) amounts invoiced for freight, shipping, insurance and other transportation expenses, including distribution, packing and handling charges for the

Product, (vi) with respect to bad debts, which have actually occurred with respect to the Commercial Sale of a Product, the gross amount invoiced, but actually not received for such Product due to bad debts; and (vii) any item substantially similar in character or substance to the above. Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles.

(b) BiondVax and its Affiliates will not be treated as having sold Products if (i) Products are used by or on behalf of each of BiondVax or its Affiliates for the sole purpose of performing Development, or (ii) Products are provided to a Third Party by each of BiondVax or its Affiliates, and used by such Third Party solely to conduct Clinical Studies for Products, or (iii) reasonable amounts of Products are used as promotional free samples, free goods, or other marketing programs to induce sales, or for compassionate or similar uses or donations to non-profit organizations, in connection with which Products are supplied without charge.

(c) Net Sales shall not include internal distributions, transfers or "sales" of Products by or among BiondVax and its Affiliates and/or its Sublicensees for a subsequent resale of such Products by such Affiliate or Sublicensee to a Third Party. In the case of internal sales of a Product to an Affiliate, Net Sales shall be calculated on the amount invoiced by such Affiliate to a Third Party upon resale in a Commercial Sale to such Third Party, and in case of internal sales of a Product by BiondVax or its Affiliates to a Sublicensee for resale by such Sublicensee, the resale by the Sublicensee to such Third Party shall be regarded as Commercial Sale, and MI shall participate in the respective Sublicensee Consideration as set forth in this Agreement.

(d) In the event that a Product is sold as Combination Product, then Net Sales, for purposes of determining royalty payments on the Combination Product, shall be calculated as follows: (i) In the event the Product and the other pharmaceutically active ingredient(s) are sold separately during the royalty period in question in the country in question, then Net Sales shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction A/(A+B), where A is the average gross selling price of the Product sold separately in the country in question during the royalty period in question, and B is the average gross selling price of the other pharmaceutically active ingredient(s) sold separately in the country in question during the royalty period in question; (ii) if, on a country-by-country basis, the other pharmaceutically active ingredient or ingredients in the Combination Product are not sold separately in that country, Net Sales shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of the Product if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the other pharmaceutically active ingredient(s) of the Combination Product is sold separately in a country, the value of the pharmaceutically active ingredient(s) for the purpose of determining Net Sales shall be determined between the Parties in good faith.

1.47 "Nomination Of Pre-clinical Development Candidate"
shall mean the decision of BiondVax or its Affiliates to nominate a Compound as a candidate for toxicological pre-clinical studies in animals (also commonly referred to as "GLP TOX studies") as required by competent Regulatory Authorities as pre-requisite for submission of an IND for such Compound.

1.48 "Patent Rights"
shall mean collectively

(a) any national, supranational and international patent application(s) filed in any jurisdiction of the world, including provisional patent applications, having a specific priority date and directed to a specific inventive subject matter, and the resulting issued patents,

(b) any subsequent patent application(s) in any jurisdiction claiming the same priority date and directed to the same inventive subject matter as the patent application(s) described in (a) above, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent application(s) described in (a) above, and the resulting issued patents, and

(c) any patents resulting from reissues, re-examinations, or patent term extensions (including supplemental protection certificates) (and their relevant international equivalents) of the patents and patent application(s) described in (a) and (b) above.

1.49 "Phase I Clinical Study"

shall mean a clinical investigation of a pharmaceutical product in humans, the principal purpose of which is preliminary determination of safety and/or tolerability (which may include, without limitation, studies to determine absorption, distribution, metabolism, excretion and/or toxicity, structure-activity relationship, mechanism of action, dosing regimen, pharmacokinetics and pharmacological effects), conducted in healthy volunteers or patients and for which there are no primary endpoints (as understood by a Regulatory Authority) in the protocol relating to efficacy, as described in 21 C.F.R. §312.21(a), or a similar clinical study in a country other than the United States of America.

1.50 "Phase II Clinical Study"

shall mean a clinical investigation of a pharmaceutical product in humans (usually the target human patient population), the principal purpose of which is a determination of the safety, dose ranging or efficacy, as described in 21 C.F.R. §312.21(b), or a similar clinical study in a country other than the United States of America, by, for example, (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship and/or preliminary efficacy and safety study of a product, or (b) a controlled dose ranging study to evaluate further the efficacy and safety of a product, and to define the optimal dosing regimen.

1.51 "Phase III Clinical Study"

shall mean a randomized and controlled expanded clinical investigation of a pharmaceutical product in humans (usually the target human patient population) on a sufficient number of patients that is designed to demonstrate whether such product is efficacious and safe for use in a particular indication being studied, with the purpose of filing a BLA for Regulatory Approval for such product, as described in 21 C.F.R. §312.21(c), or a similar clinical study in a country other than the United States of America.

1.52 "Product"

shall mean any pharmaceutical product (in any dosage form, formulation, presentation or package configuration, if any) for human use in the Field

(a) that is Developed or Commercialized by or on behalf of BiondVax or its Affiliates or Sublicensees, and

(b) that contains one or more Compounds as active pharmaceutical ingredient, and/or

(c) the manufacture, use or sale of which is covered by at least one Valid Claim of the Licensed Patent Rights.

For clarity, if the term "on a Product-by-Product basis" is used in this Agreement, it shall mean that the respective provision shall apply in each case to different Products; provided, however, that reasonable modifications to a Product as part of the general product life-cycle management, or line extensions of a Product, shall be deemed to be one and the same Product,

For further clarity, if a pharmaceutical product does not meet Subsection (b) (e.g. Nanobodies that have not been generated by the Görlich Department and the Dobbelstein Department, but are generated by BiondVax, or in-licensed or acquired by BiondVax from a Third Party), but meets Subsection (c), such pharmaceutical product still qualifies as "Product" under this Agreement.

1.53 "Receiving Party"
shall have the meaning ascribed to it in Section 8.1.1.

1.54 "Regulatory Approval"
shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the clinical testing, manufacture, marketing, use and/or sale of a Product in a country, including without limitation the acceptance of INDs and BLAs.

1.55 "Regulatory Authority"
shall mean any local, state, federal, national, supranational or international regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, manufacture, marketing, use, and/or sale of a Product in a country, including, without limitation, the FDA and the EMA.

1.56 "Royalty Term"
shall mean, on a Product-by-Product and country-by-country basis, the term during which royalties on Net Sales are due and payable for a Product, which term shall commence on the first Commercial Sale of a Product in a country, and shall end on the later of (i) the expiration or abandonment of the last Valid Claim within the Licensed Patent Rights that cover the manufacture, use or sale of such Products in such country, or (ii) the 10th (tenth) anniversary date of the first Commercial Sale of such Products in such country.

1.57 "SARS-CoV-2 Invention"
shall have the meaning ascribed to it in Recitals 0.3.

1.58 "Subcontractors"
shall have the meaning ascribed to it in Section 2.8.

1.59 "Sublicense Consideration"
shall mean any consideration, whether (i) in cash (e.g. initial or upfront payments, technology access fees, annual fixed payments, development and sales milestone payments, royalties on sales of products), less value added tax, and/or (ii) in non-cash as in kind (e.g. devices, services, licenses or any other use rights) and/or as financial securities (e.g. shares, options, warrants or any other kind of financial securities), in each case received by BiondVax (or its Affiliates) from Sublicensees as consideration for or otherwise in connection with a sublicense, or an option to obtain a sublicense, under the Licensed Technology.
For clarity, any payments specifically committed and allocated by the Sublicensee to reimburse BiondVax (or its Affiliates) for costs of Development activities (including allocable overhead costs) to be performed by or on behalf of BiondVax (or its Affiliates) in the course of the sublicense, or option to obtain a sublicense, with respect to the sublicensed Product, as documented in the agreement between BiondVax and the Sublicensee, in accordance with industry practice and at arm's length terms, shall not be considered as Sublicense Consideration.
For further clarity, payments of a Sublicensee to BiondVax (or its Affiliates) as consideration for an (internal) sale of Products by BiondVax or its Affiliates to a Sublicensee for the purpose of further resale of such Products by the Sublicensee to Third Parties shall not be regarded Sublicense Consideration, to the extent the payments for such (internal) sales do not include any consideration for the grant of the sublicense to the Sublicensee with respect to the relevant Product.

1.60 "Sublicensee"
shall have the meaning ascribed to it in Section 2.2.1.

1.61 "Surviving Sublicensee"
shall have the meaning ascribed to it in Section 9.7.4.

1.62 "Target"
shall mean the SARS-CoV-2 corona virus, including any Variants of Concern.

1.63 "Target-specific Nanobody Know-how"
shall mean any Know-how that
(a) is directly relating to the Compounds,
(b) has been created before the Effective Date of this Agreement, or will be created in the course of the aRCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or behalf of BiondVax or its Affiliates, as the case may be), and
(c) is Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

For clarity, the term "Target-specific Nanobody Know-how" includes the Compounds, to the extent the Compounds are not yet disclosed in any Target-specific Nanobody Patent Rights.

The Target-specific Nanobody Know-how at the Effective Date is identified and described in Appendix 1.63. The Target-specific Nanobody Know-how generated in the course of the aRCA will be added to Appendix 1.63 in accordance with Section 2.1.5.

It is the common understanding of the Parties that "directly relating" as used under (a) means any item of the Know-how which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item of Know-how which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to "not directly relating to the Compounds" in the meaning of (a).

1.64 Target-specific Nanobody Patent Rights
shall mean any Patent Rights that
(a) are claiming inventions (including, without limitation, the SARS-CoV-2 Invention) that (i) directly relate to the Compounds, and (ii) have been created before the Effective Date of this Agreement, or will be created in the course of the aRCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be), and
(b) are Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Target-specific Nanobody Patent Rights at the Effective Date are listed in Appendix 1.64. The Target-specific Nanobody Patent Rights generated in the course of the aRCA will be added to Appendix 1.64 in accordance with Section 2.1.5.

It is the common understanding of the Parties that "directly relating" as used under (a) means any item protected under a patent claim of the relevant Patent Right which relates to the composition of matter of the Compounds, or the use of Compounds in relation to the Target, or otherwise addresses properties of Compounds specific for the Target (e.g. complementary-binding regions). An item covered by a patent claim of the relevant Patent Right which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the Field, shall be regarded to "not directly relating to the Compounds" in the meaning of (a).

1.65 "Target-specific Nanobody Technology"
shall mean collectively the Target-specific Nanobody Know-how and the Target-specific

Nanobody Patent Rights.

1.66 "Term"
shall have the meaning ascribed to it in Section 9.1.

1.67 "Third Party"
shall mean any person or entity other than MI, MPG, UNI, UMG, and BiondVax, and their respective Affiliates.

1.68 "Third Party Blocking Patent Rights"
shall mean any Patent Rights (i) Controlled by a Third Party, (ii) that cover a Product as a substance/composition of matter, or its production process or its formulation or its route of administration, and (iii) that would, in absence of a license, be infringed by the Development or Commercialization of such Product. For clarity, any Patent Rights Controlled by a Third Party that do not cover a Product as described in (ii), e.g. packaging of a Product, do not qualify as Third Party Blocking Patent Rights. For further clarity, any Patent Rights Controlled by a Third Party that cover a device shall qualify as Third Party Blocking Patent Rights, if the Product is regarded as "drug/device combination product" by the relevant competent Regulatory Authority in the procedures for Regulatory Approval according to the applicable laws.

1.69 "Valid Claim"
shall mean any claim of

(a) an issued patent within the Licensed Patent Rights which has not (i) expired or been revoked, abandoned, disclaimed, or canceled, or (ii) been declared invalid by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, or (iii) been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or

(b) a pending patent application within the Licensed Patent Rights that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or disclaimed, or (ii) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken); provided, however, that, if a claim of a patent application has been pending for more than seven (7) years, such claim will not constitute a Valid Claim unless and until a patent issues with such claim, provided, further, that, for purposes of the foregoing proviso, any newly filed claim which claims essentially or substantially the same subject matter as any earlier filed claim shall be considered pending for the same period of time as such earlier filed claim has been pending.

1.70 "Variants of Concern"
shall mean SARS CoV-2 corona virus variants that incorporate a significant portion of the genome of the original wild type SARS CoV-2 strain, which variants are designated by the World Health Organization (WHO) or the European Center for Disease Prevention and Control (ECDC) as "variants of concern".

1.71 "VHH Trimerisation Invention"
shall have the meaning ascribed to it in Recitals 0.3.

2. GRANT OF RIGHTS

2.1 License Grant

2.1.1 License Grant. MI grants to BiondVax and its Affiliates

(a) an exclusive, worldwide, royalty-bearing, transferable (in accordance with

Section 10.4), sublicensable (in accordance with Section 2.2) license to the Target-specific Nanobody Know-how and the Target-specific Nanobody Patent Rights, to Develop, have Developed, use, have used, Commercialize and have Commercialized, Products in the Field; and

(b) a non-exclusive, worldwide, royalty-bearing, transferable (in accordance with Section 10.4), sublicensable (in accordance with Section 2.2) license to the Enabling Nanobody Know-how and the Enabling Nanobody Patent Rights, which license shall be exclusive for the Target, to Develop, have Developed, use, have used, Commercialize and have Commercialized, Products in the Field.

2.1.2 Subcontractors / Sublicensees. BiondVax and its Affiliates may, in their sole discretion, have Developed or have Commercialized Products by Subcontractors on behalf of BiondVax or its Affiliates pursuant to Section 2.8, or grant sublicenses to Third Parties to Develop and/or to Commercialize Products pursuant to Section 2.2.

2.1.3 Partnering / Sale of BiondVax Covid19-Project. In case BiondVax (or its Affiliates) partners with a Third Party its project relating to Development and Commercialization of Nanobodies against the Target, and this project includes some or all of the Licensed Technology (the "**BiondVax Covid19-Project**"), such Third Party partner of BiondVax (or its Affiliates) will be granted a sublicense by BiondVax (or its Affiliates) to the respectively concerned Licensed Technology, and accordingly, the payments of the Third Party partner to BiondVax (or its Affiliates) will be regarded and treated as Sublicense Consideration of BiondVax (or its Affiliates) in accordance with this Agreement to the extent the Licensed Technology is sublicensed. The Parties shall in good faith determine a reasonable weighting of the concerned Licensed Technology to the respective other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target and MI's participation in Sublicense Consideration according to Section 5.4 shall only apply to the share reasonably allocated to the Licensed Technology. In case BiondVax (or its Affiliates) sells the BiondVax Covid19-Project to a Third Party, this Agreement (for the respectively concerned Licensed Technology) will be transferred to such Third Party acquirer in accordance with Section 10.4 of this Agreement.

2.1.4 Inclusion of aRCA IP. Provided that the aRCA IP fulfils the other applicable criteria of the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, such aRCA IP shall be automatically included into, and be an integral part of, the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, under this Agreement, and the share of MPG and/or UMG in such aRCA IP will be included into the license granted to BiondVax under this Agreement, without any additional payment due by BiondVax for such inclusion; provided, however, that, upon such inclusion, the financial terms and conditions of this Agreement shall apply to such included aRCA IP.

2.1.5 Appendices for Included aRCA IP. The Parties shall, in accordance with the terms of the aRCA but at the latest within 60 (sixty) days after the expiration or termination of the aRCA, in good faith jointly identify and describe the aRCA IP to be included pursuant to Section 2.1.4 by adding such aRCA IP to the respective Appendices of the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, under this Agreement. If, after such inclusion, a Party reasonably believes that additional aRCA IP should be included into this Agreement, such Party shall inform the other Party thereof no later than 12 (twelve) months after the expiration or termination of the aRCA, and the Parties shall discuss in due time and

in good faith if and to what extent such additional aRCA IP will be included into this Agreement.

2.2 Sublicenses

2.2.1 Sublicensee. BiondVax and its Affiliates may grant sublicenses, and authorize the grant of further sublicenses through multiple tiers, to the rights granted to them under Section 2.1.1 to one or more Third Parties (each, a "**Sublicensee**"), subject to the terms and conditions of this Section 2.2, and provided that sublicences with respect to the Enabling Nanobody Know-how and Enabling Nanobody Patent Rights shall be only made for the Target and only together with a sublicense to the Target-specific Nanobody Know-how and the Target-specific Nanobody Patent Rights.

2.2.2 Consistency with this Agreement. Each sublicense granted under this Agreement shall be subject and subordinate to, and be consistent with, the terms and conditions of this Agreement. Any sublicense granted by BiondVax under this Agreement will not relieve BiondVax of its obligations, and shall not limit BiondVax's ability, to fully comply with all of its obligations under this Agreement.

2.2.3 Copy of Sublicense Agreement. Within 30 (thirty) days after the signature of each sublicense granted under this Agreement to a Third Party, BiondVax shall provide MI with a reasonably redacted copy of the signed sublicense agreement. The sublicense agreement shall be the Confidential Information of BiondVax, and MI may use such sublicense agreement solely for the purpose of monitoring BiondVax's compliance with its obligations under this Agreement and the Sublicensee's compliance with its obligations under the sublicense agreement.

2.2.4 Insolvency. Notwithstanding Sections 2.2.1 through 2.2.3 above, if an insolvency event according to Section 9.8 occurs, and this Agreement is not terminated pursuant to Section 9.8, each sublicense that BiondVax or the insolvency administrator intends to grant to a Third Party shall be subject to the prior written approval of MI, not to be unreasonably withheld or delayed.

2.3 Retained Rights for MI, MPG and UNI/UMG.

2.3.1 Retained Research Rights. Each of MPG and UNI/UMG retains the cost-free right to use the Licensed Technology (i) for internal scientific research, teaching, education and publication purposes (subject to compliance with the confidentiality and publication provisions of this Agreement), (ii) for scientific research collaboration purposes with academic Third Parties (subject to compliance with the confidentiality provisions of this Agreement); provided that in case of an intended research collaboration with a non-for-profit organization aiming to develop and manufacture a medicinal product in the Field, BiondVax has not objected to such research collaboration for good reason within 1 (one) month after receipt of a notice from MPG or UNI/UMG, as applicable, and (iii) for patient care within the facilities of UMG (subject to compliance with the confidentiality provisions of this Agreement). If BiondVax has notified MPG and UNI/UMG that a Compound has successfully passed the Nomination Of Pre-clinical Development Candidate, including up to 2 (two) Compounds nominated as pre-clinical development back-up candidates, the use rights of MPG and UNI/UMG in accordance with (i) shall remain unaffected, and BiondVax and MPG and UNI/UMG shall discuss in good faith reasonable limitations of use rights of MPG and UNI/UMG as set forth in (ii), e.g. blinding of the structure of such nominated Compounds towards academic Third Parties.

2.3.2 Retained License Rights. MI may, in its sole discretion, grant further non-exclusive licenses to the Enabling Nanobody Technology (specifically excluding aRCA IP jointly owned by BiondVax and MPG/UMG included into this Agreement as Enabling Nanobody Technology pursuant to the terms of the aRCA) to Third Parties for targets other than the Target, and such further licenses may be exclusive for the respective target other than the Target. MI may, in its sole discretion, provide the Enabling Nanobody Know-how (specifically excluding aRCA IP jointly owned by BiondVax and MPG/UMG included into this Agreement as Enabling Nanobody Know-how pursuant to the terms of the aRCA) to any Third Party interested in the aforementioned license, and such provision of such Enabling Nanobody Know-how shall be deemed to be in compliance with the provisions of this Agreement.

2.4 No Additional Rights.

Nothing in this Agreement shall be construed to confer any rights upon BiondVax, by implication or otherwise, as to any Intellectual Property Rights of MPG or UNI/UMG, other than the Licensed Technology.

2.5 Transfer of Licensed Know-how

2.5.1 Transfer. Within 60 (sixty) days after the Effective Date, MPI-BPC (with the support of UMG, as applicable) and BiondVax shall negotiate in good faith the details (including, without limitation, the content and timelines) for the transfer of the Licensed Know-how to BiondVax. In the course of such agreed-upon transfer, MPI-BPC (with the support of UMG, as applicable) shall provide to BiondVax, in suitable form the documents, data and technical information in the possession of MPI-BPC (and of UMG, as applicable) at the Effective Date and pertaining to the Licensed Know-how, which documents, data and technical information are reasonably available to the MPI-BPC (and to UMG, as applicable) without undue searching. Each Party shall bear its own costs and expenses arising in connection with or in relation to the transfer of all Target-specific Nanobody Know-how and Enabling Nanobody Know-how.

2.5.2 Use of Documentation. BiondVax may not use the documentation it receives under this Section 2.5 for any purposes other than as permitted by this Agreement, and such documentation shall be treated as Confidential Information of MI. The MPI-BPC (and UMG, as applicable) provides such documentation "as is". The MPI-BPC (and UMG, as applicable) shall use reasonable efforts to provide the documentation to BiondVax in a suitable form; provided, however, that the MPI-BPC (and UMG, as applicable) shall have no obligation to reformat or otherwise alter or modify any such documentation, or to create documentation in electronic form, in order to provide it to BiondVax. Any and all such documentation delivered to BiondVax under this Section 2.5 is and shall remain the sole property of MPG (and/or UMG, as applicable), provided that such documentation shall be subject to BiondVax's rights as set forth in this Agreement.

2.5.3 Filing of Patent Rights for Licensed Know-how. If BiondVax, upon its reasonable judgement, believes that some or all of the Licensed Know-how should be patented, BiondVax shall inform MI thereof. The Parties shall discuss in due time and in good faith if and to what extent Patent Rights will be filed for such Licensed Know-how. If such Patent Rights are filed, they shall qualify and be deemed part of the Target-specific Nanobody Patent Rights or the Enabling Nanobody Patent Rights, as applicable.

2.5.4 Disclosure of Licensed Know-how to support Licensed Patent Rights. Each Party responsible for or entitled to prosecute, enforce or defend any of the Licensed Patent Right shall inform and discuss in good faith the necessity and extent of disclosure of any item of Licensed Know-how for the purpose of supporting any relevant proceedings relating to a Licensed Patent Right. The other Party will not unreasonably withhold its consent to such necessary disclosures of Licensed Know-how.

2.6 Publication of Licensed Know-how

2.6.1 Intended Publication by MPI-BPC/UMG. The Parties recognize that (i) the Görlich Department and the Dobbelstein Department have a significant scientific interest in publishing the Licensed Know-how, and (ii) BiondVax has a significant business interest in maintaining the confidentiality of the Licensed Know-how. In order to reasonably balance such interests, MI acknowledges that it requires BiondVax's prior review of publications that the Görlich Department and/or the Dobbelstein Department intends to make that include the Licensed Know-how, and BiondVax acknowledges that it may delay any requested approval only for good cause. The Görlich Department and/or the Dobbelstein Department shall therefore make available to BiondVax a copy of any intended abstract, manuscript or presentation that would include any Licensed Know-how (the **"Intended Publication"**) no less than 12 (twelve) days prior to the intended submission of the manuscript or other draft of its Intended Publication to the relevant Third Party (e.g. the editorial board or conference organizer).

2.6.2 Review by BiondVax. BiondVax shall have 10 (ten) days from its receipt of the Intended Publication to notify the Görlich Department and/or the Dobbelstein Department in writing of any specific reasonable objections to the disclosure. In the event BiondVax makes such reasonable objections, the Görlich Department and/or the Dobbelstein Department agrees to not submit and publish the Intended Publication, or to not submit and make the presentation containing the objected-to information, as applicable, for additional 30 (thirty) days from its receipt of BiondVax's notice. During such 30-day-period, they will discuss in good faith reasonable redactions and/or revisions to the Intended Publication to satisfy BiondVax's reasonable concerns. Specifically, if the Intended Publication (i) would result in the disclosure of Confidential Information of BiondVax, upon request of BiondVax, the Görlich Department and/or the Dobbelstein Department shall modify the Intended Publication to avoid such disclosure, but the Parties shall use reasonable efforts to provide scientifically meaningful equivalent information in such Intended Publication, or (ii) would jeopardize the patentability of any inventions based on the Licensed Know-how that may lead to Patent Rights, upon request of BiondVax, the Görlich Department and/or the Dobbelstein Department shall delay the Intended Publication for a period of 60 (sixty) instead of 30 (thirty) days, in order to allow BiondVax (and/or MPG and/or UMG, as applicable) to file a patent application.

2.6.3 Revised Intended Publication. The Görlich Department and/or the Dobbelstein Department shall delete from the originally proposed Intended Publication any Confidential Information of BiondVax, and any other reasonably objected-to information as agreed between the Görlich Department and/or the Dobbelstein Department and BiondVax, and shall provide to BiondVax such revised Intended Publication in due time after the applicable delay periods as set forth in Section 2.6.2 for final review. BiondVax shall inform the Görlich Department and/or the Dobbelstein Department in writing within 10 (ten) days after receipt of such revised Intended Publication whether or not BiondVax has any further reasonable

objections to it. If BiondVax informs the Görlich Department and/or the Dobbelstein Department within such 10 (ten) days of its further reasonable objections, BiondVax and the Görlich Department and/or the Dobbelstein Department shall discuss in good faith, within further 10 (ten) days after such notice, reasonable redactions and/or revisions to the revised Intended Publication. The Görlich Department and/or the Dobbelstein Department shall take into due consideration the redactions and/or revisions reasonably proposed by BiondVax. After such 10-day-period, the Görlich Department and/or the Dobbelstein Department may submit the revised Intended Publication (as further redacted or revised in the Görlich Department's and/or the Dobbelstein Department's reasonable discretion).

2.6.4 Intended Publication by BiondVax. If BiondVax has a reasonable interest in publishing the Licensed Know-how, BiondVax shall inform the Görlich Department and the Dobbelstein Department of such intent in due time. Sections 2.6.1 through 2.6.3 shall apply accordingly.

2.7 No Further Support.

Except as expressly set forth in this Agreement, neither MI nor MPG nor UNI nor UMG shall have any obligation under this Agreement to provide support or advice to BiondVax or its Affiliates (or to any of their customers) in connection with the Development and Commercialization of Products. The Parties acknowledge that they have certain rights and obligations as set forth in the aRCA, which is separate from this Agreement.

2.8 Subcontracting

BiondVax (and its Affiliates) may subcontract to one or more Third Parties (each, a "**Subcontractor**") as follows:

2.8.1 Subcontracting for Development. BiondVax (and its Affiliates) may subcontract to Subcontractors the performance of the Development of Products on behalf of BiondVax or its Affiliates (e.g. contract research organizations, contract manufacturing organization, consultants or development collaboration partners), without granting a sublicense to such Subcontractors, provided that (i) none of the rights of MI under this Agreement are adversely affected as a result of such subcontracting, (ii) any Subcontractor to whom BiondVax discloses Confidential Information of MI shall be bound by confidentiality and restricted use obligations at least as restrictive as those contained in this Agreement, (iii) BiondVax (or its Affiliates) shall use reasonable efforts to achieve that (aa) the Subcontractor performs its respective services for BiondVax on a fee-for-service or substantially similar basis, and (bb) the Subcontractor is obliged, fully paid-up by the service fee or similar, to assign, or exclusively license, to BiondVax (or its Affiliates), subject to customary retained rights for research purposes, any Patent Rights for inventions generated by the Subcontractor in performing its services for BiondVax (or its Affiliates). If BiondVax (or its Affiliates) is not able to achieve the requirements described in (iii), it shall first, before entering into any agreement with the Subcontractor, inform MI hereof, and the Parties shall discuss in good faith if and under what terms, taking into account the last sentence of Section 5.3.5.1, such Subcontractor may be engaged by BiondVax. For clarity, any Development performed by Subcontractors shall, for the purpose of this Agreement, be considered to have been performed by BiondVax.

2.8.2 Subcontracting for Commercialization. BiondVax (and its Affiliates) may subcontract to Subcontractors the performance of the Commercialization of Products on behalf of BiondVax or its Affiliates (e.g. distributors or other sales partners in certain

countries or regions), without granting a sublicense to such Subcontractors, provided that any Commercialization performed by such Subcontractors shall, for the purpose of this Agreement, be deemed to be performed on behalf of BiondVax, and sales of Products by such Subcontractor shall qualify and be deemed as Commercial Sales made on behalf of BiondVax under this Agreement.

2.9 Formal License Requirements

MI shall execute all documents for formal licenses and give all required declarations regarding the licenses granted under this Agreement, and shall reasonably cooperate with BiondVax to the extent such documents and declarations are required for the record or registration of the licenses granted under this Agreement at the various patent offices and other relevant governmental authorities for the benefit of BiondVax. Upon request, MI shall reasonably assist BiondVax in effecting such registration by delivering all necessary documents and declarations to BiondVax. BiondVax shall bear all reasonable expenses incurred by MI in connection with this Section 2.9.

2.10 Equitable Licenses

2.10.1 Least Developed Countries. BiondVax shall comply, and shall ensure that its Affiliates and Sublicensees comply, with the concept of "equitable licenses", in order to ensure that patients in the "least developed countries" (which countries are classified in the respective list of the United Nations, Department of Economic and Social Affairs, as amended from time to time) get access to Products at affordable costs, as follows: BiondVax shall in its reasonable discretion and after a commercially reasonable time after Regulatory Approval for a BLA for Products, and any other required pricing and/or reimbursement approvals, (i) work in good faith to grant licenses to commercially reasonable Sublicensees at fair, reasonable and non-discriminatory terms for the manufacture and sale of Products to patients in at least one or more of the least developed countries at affordable costs, (ii) sell Products subject to the required Regulatory Approvals in the concerned country at affordable costs to patients in the least developed countries, or (iii) declare a non-assert regarding the use of Licensed Patent Rights for the manufacture and sale of Products in the least developed countries at affordable costs.

2.10.2 Developing Countries. BiondVax (and its Affiliates and Sublicensees) may decide, in its reasonable discretion, to extend the concept of equitable licenses set forth in Section 2.10.1 to one or more countries that can be reasonably qualified as "developing countries" (for the purpose of this Agreement, the countries contained in the list of "least developed countries" shall be excluded from the "developing countries").

2.10.3 Access to Products in the EU. BiondVax shall use commercially reasonable efforts to ensure, and shall use commercially reasonable efforts to ensure that its Affiliates and Sublicensees ensure, that the countries of the European Union have fair and reasonable access to Products.

2.10.4 Costs. BiondVax shall bear all expenses incurred in connection with this Section 2.10.

2.10.5 Consequences of Breach. In the event that BiondVax (or its Affiliates or Sublicensees) has materially breached one or more of the obligations contained in this Section 2.10, MI may terminate this Agreement with respect to the concerned Product only for the concerned country in accordance with Section 9.6.2 which shall apply accordingly.

3. REPRESENTATIONS AND WARRANTIES / LIABILITIES

3.1 Limited Representations and Warranties

3.1.1 Limited Representations and Warranties by MI. MI represents and warrants that, at the Effective Date, (i) MI has the right to enter into this Agreement, and to grant all rights and licenses contained herein, in MI's own name regarding MPG's (and UMG's, as applicable) rights in the Licensed Technology, (ii) MI has not granted any licenses under, assigned, transferred, conveyed or otherwise encumbered MPG's (and UMG's, as applicable) right, title and ownership interest in the Licensed Technology to Third Parties prior to the Effective Date, (iii) to the best of MI's knowledge at the Effective Date, after conducting reasonable inquiries as is common practice for academic research institutions, MPG Controls (and UMG has transferred to MPG Control of UMG's share in) the Licensed Technology, and (iv) this Agreement is fully compliant with and does not violate the Invention Transfer Agreement.

3.1.2 Further Limited Representations and Warranties by MI. MI represents and warrants that, at the Effective Date, (i) the Licensed Patent Rights validly exist, the necessary documents have been filed with the relevant patent offices, and the necessary fees have been paid in, (ii) MI has no actual knowledge of any claims, judgments or settlements pending with respect to the Licensed Patent Rights, and MI has not received notice (and MI is not aware that MPG or UMG has received notice) that any such claims, judgments or settlements are threatened, and (iii) MI has no actual knowledge of any actual litigation, and MI has not received notice (and MI is not aware that MPG or UMG has received notice) that any such litigation is threatened) that may adversely affect the patentability, validity or scope of the Licensed Patent Rights.

3.1.3 Limited Representations and Warranties by BiondVax. BiondVax represents and warrants that, at the Effective Date, (i) BiondVax has the right to enter into this Agreement and to perform its obligations under this Agreement, and (ii) the performance of this Agreement by BiondVax does not create a breach or default under any other agreement to which BiondVax is a party.

3.1.4 Acknowledgements by BiondVax. BiondVax acknowledges that (i) MI has informed BiondVax prior to the Effective Date that MI has not performed a patent due diligence for the Licensed Patent Rights, in particular no patentability search or freedom to operate analysis has been made by MI, and (ii) it is in BiondVax's sole discretion to perform its own patent due diligence at its own expense.

3.1.5 Covenant of MI. MI hereby covenants (i) that it will not, and it will procure that MPG and UNI/UMG will not, grant any security interest in a Licensed Patent Right and/or Licensed Know-how in favor of any creditor without BiondVax's prior written consent; and (ii) to provide BiondVax with written notice if anytime during the Term, MI becomes aware that any of the events that are subject matter of the warranties given under Sections 3.1.1 or 3.1.2 occurs.

3.2 No Further Representations and Warranties

3.2.1 No Further Representations and Warranties.

3.2.1.1 OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 3.1, MI, MPG,

UNI AND UMG MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE.

3.2.1.2 OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 3.1, BIONDVAX MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE.

3.2.2 No Further Specific Representations and Warranties. Specifically, and not to limit Section 3.2.1 and except as and to the extent provided in Section 3.1, MI, MPG, UNI and UMG make no representation or warranty (i) regarding the merchantability or fitness for a particular purpose of the Licensed Technology, (ii) regarding the patentability, scope, validity, or enforceability of the Licensed Patent Rights, (iii) that the use of the Licensed Technology, or the Development and Commercialization of any Product, will not infringe any Intellectual Property Rights of any Third Party, and (iv) that the use of the Licensed Technology, or the Development and Commercialization of any Product, will not cause any damages of any kind to BiondVax or to any Third Party.

3.3 Limitation of Liabilities

3.3.1 Exclusion. TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL EITHER PARTY OR MPG OR UNI OR UMG (OR THEIR TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES) BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGES CONSISTING OF LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), REGARDLESS OF WHETHER ANY OF THE AFOREMENTIONED PERSONS OR ENTITIES SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

3.3.2 Limitation. To the extent legally permissible, the aggregate liability for all claims arising out of or under this Agreement between the Parties shall not exceed the greater of (a) EUR 10,000,000 (Euro ten million), or (b) the amounts actually paid in cash by BiondVax to MI under Section 5.

3.3.3 Unlimited Liability. The exclusions and limitations of Sections 3.3.1 and 3.3.2 shall not apply:

(a) to cases of mandatory statutory liability;
(b) to damages to the life or health of human beings;
(c) to damages caused by gross negligence or willful intent of a Party or its Affiliates; and
(d) to the indemnification obligations as per Section 7.

4. BiondVax DILIGENCE OBLIGATIONS AND REPORTS

4.1 Product Development Responsibilities and Diligence Obligations

4.1.1 Product Development. BiondVax shall use Commercially Reasonable Efforts, or shall cause one or more of its Affiliates or Sublicensees to use Commercially Reasonable Efforts, to Develop at least one Product in at least 2 (two) of the Major Market Countries. BiondVax shall fund, or cause to be funded, the costs of

conducting all Development activities with respect to Products pursuant to this Section 4.1. Developing a Product in the abovementioned countries through sublicensing shall be regarded as Commercially Reasonable Efforts.

4.1.2 Development Plan. Attached to this Agreement as Appendix 1.21 is a reasonable and meaningful initial development plan of BiondVax that meets industry standards applicable to BiondVax (the "**Development Plan**"), showing as of the Effective Date on a Product-by-Product basis the reasonably anticipated multi-year plan for the Development of Products, specifying the type of activities, timelines anticipated, a reasonably detailed budget, the tasks and Development work planned by BiondVax and its Affiliates, and any further relevant details. At the Effective Date, the Development Plan will cover, on a Product-by-Product basis, the proposed Development activities from the Effective Date until the first filing of an IND. At the first filing of an IND, the Development Plan will cover the proposed Development activities until achievement of proof of concept in humans (usually achieved upon completion of a Phase II Clinical Study). At achievement of proof of concept in humans, the Development Plan will cover the proposed Development activities until receipt of Regulatory Approval for a BLA. For the avoidance of doubt, the Development Plan is subject to continuous review and reasonable and necessary adaptions by BiondVax as the Development of Products proceed. BiondVax will report to MI material changes of the Development Plan in writing in accordance with Section 4.3. BiondVax is committed to ensure sufficient financial resources timely available in accordance with the Development Plan as part of applying Commercially Reasonable Efforts.

4.1.3 Clinical Studies. Any Clinical Studies for Products will be made by BiondVax under its own responsibility. For each Clinical Study to be performed (also) in Germany, UMG gets the option to participate as trial site, under the same terms offered by BiondVax to other trial sites in Germany; any such participation of UMG requires a separate clinical trial agreement between BiondVax and UMG. For each clinical trial, UMG (through Prof. Dobbelstein) gets the option to participate within an advisory board.

4.2 Product Commercialization Responsibilities and Diligence Obligations

BiondVax shall use Commercially Reasonable Efforts, or shall cause one or more of its Affiliates or Sublicensees to use Commercially Reasonable Efforts, to Commercialize at least 1 (one) Product in at least 2 (two) of the Major Market Countries. BiondVax shall fund, or cause to be funded, the costs of conducting all Commercialization activities with respect to Products pursuant to this Section 4.2. Commercializing a Product in the abovementioned countries through sublicensing shall be regarded as Commercially Reasonable Efforts.

4.3 Development Reports and Records

4.3.1 Development Reports. BiondVax shall furnish to MI, and shall oblige its Affiliates and Sublicensees to furnish to BiondVax for inclusion in its reports to MI, in writing quarterly, within 45 (forty-five) days after the end of each calendar quarter, with a written report regarding the Development of Products. Such report shall present, on a Product-by-Product basis, a reasonable and meaningful summary of the Development activities performed, the progress made and the results achieved by BiondVax, its Affiliates and Sublicensees through the end of the reporting period to which such report pertains, regarding the Development of Products. The report shall also contain upcoming Development milestones and a discussion of intended Development efforts for the immediately following reporting period. The first report shall be provided to MI within 45 (forty-five) days after the end of the first calendar

quarter of 2022. Additionally, MI may reasonably request that BiondVax, at the end of each reporting period or within 30 (thirty) days after receiving the respective development report, presents and comments on the status and progress of the Development in a joint meeting (either via telephone, internet-based or face-to-face).

4.3.2 Record Keeping. BiondVax shall maintain complete and accurate records of all Development and Commercialization activities for Products conducted in accordance with this Section 4, and of all results achieved in conducting such activities. BiondVax shall maintain such records in sufficient detail and in good scientific manner appropriate for auditing, patent and regulatory purposes.

4.3.3 Confidentiality. All reports furnished to MI under this Section 4.3 shall constitute Confidential Information of BiondVax, and shall be treated by MI in accordance with Section 8.

4.4 Compliance with Laws

BiondVax shall, on a Product-by-Product and country-by-country basis, comply with, and shall oblige its Affiliates and Sublicensees to comply with, all mandatory local, regional, state, federal, national, supranational and international laws, regulations and rules applicable to the Development and Commercialization of Products.

4.5 Non-Use of Names

Except as explicitly permitted pursuant to this Agreement, neither Party may use the name, trademark or logo of the other Parties, including for MI: "Max Planck Institute", "Max Planck Society", "Max Planck Innovation", "Georg-August-Universität Göttingen", "Universitätsmedizin Göttingen", and for BiondVax: "BiondVax", or any other name of an entity within the BiondVax group of companies; or any variation, adaptation, or abbreviation thereof, or the name of any individual of a Party, in any promotional material or other public announcement or disclosure without the prior written consent of the affected Party or, in the case of an individual, the consent of that individual, except in reference to already publicly available information thereof. Either Party does not need to obtain explicit prior approval for each individual use of another Party's name, trademark or logo if the Party uses the name, trademark or logo of such other Party substantially consistent with the presentation and format and in similar context as previously approved by such other Party, However, the other Party may reasonably object against such use for important reason and the relevant Parties shall discuss in good faith any amendment the using Party shall make.

4.6 Liability for Affiliates and Sublicensees

If Affiliates or Sublicensees of BiondVax Develop and/or Commercialize Products, BiondVax is responsible and liable towards MI that such Affiliates and Sublicensees perform their obligations in accordance with the terms and conditions of this Agreement.

4.7 Effect of Failure

4.7.1 Breach of Sections 4.1 through 4.4. In the event that BiondVax (or its Affiliates) has materially breached any of the obligations under Sections 4.1 through 4.4, MI may terminate this Agreement in accordance with Section 9.6.2.

4.7.2 Breach of Section 4.5. In the event that BiondVax (or its Affiliates) has materially breached Section 4.5, MI may terminate this Agreement as a whole in accordance with Section 9.6.2. In the event that MI, MPG or UNI/UMG have materially breached

Section 4.5, BiondVax may terminate this Agreement as a whole in accordance with Section 9.6.2. For the avoidance of doubt, any use of the name, trademark or logo of the other Party to the extent required under any information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules) shall not be regarded a breach of Section 4.5.

4.7.3 Breach by Sublicensee. In the event that a Sublicensee has materially breached any of the obligations under Section 4.1 through Section 4.5 as imposed by BiondVax on such Sublicensee, BiondVax shall use reasonable efforts to cause the Sublicensee to cease and cure such breach. If the Sublicensee does not cease and cure its breach within the applicable cure period set forth in the applicable sublicense agreement, BiondVax shall inform MI hereof immediately. Upon reasonable request of MI, provided that MI's interests are materially adversely affected by such Sublicensee's breach, BiondVax may terminate the sublicense agreement with such Sublicensee in accordance with the applicable terms thereof, or decide to compensate MI for any damages arising from such Sublicensee's breach; provided, however, that in case of a breach of Section 4.5 (while the last sentence of Section 4.7.2 shall apply accordingly), BiondVax shall terminate the sublicense agreement.

5. FINANCIAL PROVISIONS

5.1 [redacted]

5.1.1 [redacted]

5.1.2 [redacted]

5.1.3 [redacted]

5.2 Milestones

5.2.1 [redacted]

[table on following page]

Milestone Event	Milestone Payment (in EUR)
Nomination Of Pre-clinical Development Candidate	[redacted]
Submission of IND to a Regulatory Authority for initiation of Phase I Clinical Study for the first Product in one of the Major Market Countries	[redacted]
Initiation of Phase I Clinical Study for the first Product in one of the Major Market Countries	[redacted]
Initiation of Phase III Clinical Study for the first Product	[redacted]
Regulatory Approval for BLA for the first Product in one country of the EU5 or in the US	[redacted]
Cumulative Net Sales for the first Product achieve [redacted] million Euro	[redacted]

For the purpose of this Section 5.2.1, the term (i) "Initiation" of a Clinical Study shall mean the dosing of the first patient in such Clinical Study, and (ii) "Cumulative Net Sales" shall mean the total cumulative worldwide Net Sales of a Product that have occurred from the first Commercial Sale of such Product until the threshold of Euro [redacted] has been achieved for such Product.

5.2.2 <u>One-time Milestone Payments</u>. Each respective milestone payment shall become due and payable only once upon achievement of the respective milestone event by the first Product.

5.2.3 <u>Combined Phase I/IIa or IIb/III Clinical Studies</u>. In the event BiondVax (or its Affiliates) initiates (i) a combined Phase I/IIa Clinical Study, then the full milestone payment corresponding to the "Initiation of Phase I Clinical Study" is due and payable, or (ii) a combined Phase IIb/III Clinical Study or a pivotal Phase IIb Clinical Study without a Phase III Clinical Study, then the full milestone payment corresponding to the "Initiation of Phase III Clinical Study" is due and payable.

5.2.4 <u>Method of Milestone Payment.</u> BiondVax shall inform MI of the achievement of the respective milestone event within 45 (forty-five) days after the respective achievement, and BiondVax shall pay to MI the respective milestone payment within 45 (forty-five) days after receipt of the respective proper invoice from MI.

5.3 <u>Royalties on Net Sales</u>

5.3.1 <u>Royalty Rates.</u> During the Royalty Term, BiondVax shall pay to MI, on a Product-by-Product and calendar year-by-calendar year basis, running royalties on incremental Net Sales for each Product in a tiered model at the royalty rates set forth in the table below:

[table on following page]

Aggregate worldwide Net Sales of a Product in a calendar year amount to:	Royalty Rate
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

Example: [redacted]

BiondVax agrees to pay royalties on Net Sales of Products for all countries that are member states of the European Patent Organization, if the Licensed Patent Rights are active in all countries of the EU5.

5.3.2 [redacted] Equitable Licenses. If BiondVax or its Affiliates or its Sublicensees have complied with the concept of equitable licenses for the least developed countries as set forth in Section 2.10.1, any Commercial Sale of Products by BiondVax or its Affiliates to patients in the least developed countries shall [redacted] If BiondVax or its Affiliates or its Sublicensees have decided to extend the concept of equitable licenses to the developing countries as set forth in Section 2.10.2, MI will [redacted] the royalty obligations under this Section 5.3 for any Commercial Sale of Products by BiondVax or its Affiliates to patients in the developing countries.

5.3.3 [redacted] Biosimilar Product Launch. If a Biosimilar Product relating to a certain Product is launched in a certain country during the Royalty Term, and Net Sales of such Product in any calendar quarter following such Biosimilar Product launch decrease by a certain percentage as compared to the average calendar quarter amount of Net Sales accounted by BiondVax for such Product in such country during the calendar quarter preceding the first launch of the Biosimilar Product, then [redacted]

Example: [redacted]

5.3.4 No Patent Abuse/ No Anti-competition Violation. The Parties understand that pursuant to the definition of the Royalty Term, BiondVax and its Affiliates are obliged

to pay royalties on Net Sales of Products during a term of 10 (ten) years after the first Commercial Sale of a Product in a country, and that such term could end later than the term during which such Product is covered by a Licensed Patent Right in such country (i.e. BiondVax and its Affiliates have to pay royalties for a Product in a country even after the Licensed Patent Rights have expired for such Product in such country). The Parties agree that this consequence would be regarded from a reasonable businessman perspective as fair consideration for the license granted under this Agreement. BiondVax hereby stipulates to the fairness and reasonableness of such post-patent royalty obligations; specifically, and not to limit the foregoing, BiondVax hereby agrees that such post-patent royalty payments do not constitute an abuse of the Licensed Patent Rights or a violation of anti-competition rules.

5.3.5 <u>Anti-Stacking Regarding Third Party Royalties</u>

5.3.5.1 <u>Anti-Stacking Mechanism.</u> [redacted]

[redacted]

5.3.5.2 No Carry Forward. Any amount that is not deductible under Section 5.3.5.1 above in a given calendar year (e.g. due to the fact that the minimum floor has been reached) cannot be carried forward to the following calendar year(s).

5.3.5.3 BiondVax Responsibility. BiondVax shall be responsible for paying any and all payments that may be due and payable to any Third Party arising out of BiondVax's license to Third Party Blocking Patent Rights. BiondVax shall inform MI of any licenses to Third Party Blocking Patent Rights that lead to the application of the anti-stacking mechanism.

5.3.6 Royalty Reports. Starting with the first Commercial Sale of the first Product and during the Royalty Term, BiondVax shall deliver to MI, within 45 (forty-five) days of the end of each calendar quarter, a detailed written royalty report for the reporting period to which such report pertains, showing at least, on a Product-by-Product and country-by-country basis, (i) the kind and quantity of Products sold by or on behalf of BiondVax and its Affiliates, (ii) the gross prices charged, (iii) the calculation of Net Sales from such gross sales, (iv) the exchange rates used in determining the amount of EUR payable, (v) the resulting royalties due to MI according to those figures, and (vi) any withholding taxes required to be deducted in respect of such royalties. If no royalties are due to MI for a certain reporting period, the royalty report shall so state. The reports and records provided by BiondVax hereunder shall be BiondVax's Confidential Information, and MI hereby covenants that it shall not use or disclose any information included in such reports for any purpose other than determining whether BiondVax and its Affiliates have complied with their obligations under this Agreement.

5.3.7 Accounting Period and Payment of Royalties. Royalties shall be payable for each calendar quarter, and shall be due and payable to MI within 45 (forty-five) days after receipt of the respective proper invoice from MI.

5.4 Participation in Sublicense Consideration

5.4.1 Participation in Sublicense Consideration. In the event that BiondVax (or its Affiliates) grants a sublicense pursuant to Section 2.2, BiondVax shall pay to MI the following percentages of the respective Sublicense Consideration received by BiondVax (or its Affiliates):

Sublicense agreement with the Sublicensee signed	**Participation ratio of MI in Sublicense Consideration**
On or before initiation of [redacted] Clinical Study	[redacted]
After initiation of [redacted] Clinical Study, and on or before initiation of [redacted] Clinical Study (or pivotal [redacted] Clinical Study)	[redacted]
After initiation of [redacted] Clinical Study (or pivotal [redacted] Clinical Study)	[redacted]

If, in connection with a sublicense to some or all of the Licensed Technology, BiondVax (or its Affiliates) grants in the same agreement a license to other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to

Nanobodies against the Target, the Parties shall in good faith determine a reasonable weighting of the concerned Licensed Technology to the respective other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target, and this Section 5.4 shall only apply to the share reasonably allocated to the Licensed Technology.

5.4.2 Allocation and Distribution of Sublicense Consideration

5.4.2.1 In Cash. If BiondVax (or its Affiliates) receives any Sublicense Consideration in cash, BiondVax shall provide to MI a cash payment equal to MI's participation ratio in such cash Sublicense Consideration.

5.4.2.2 Non-cash Financial Security. If BiondVax (or its Affiliates) receives any Sublicense Consideration in non-cash as financial security, BiondVax shall provide to MI, at BiondVax's reasonable election, regarding the respective participation of MI in such Sublicense Consideration, either (i) a cash payment equal to MI's participation ratio in the fair market value of such non-cash as financial security Sublicense Consideration, or (ii) a portion equal to MI's participation ratio of the non-cash as financial security Sublicense Consideration.

5.4.2.3 Non-cash In-Kind. If BiondVax (or its Affiliates) receives any Sublicense Consideration in non-cash as in-kind, BiondVax shall provide to MI reasonable and meaningful information about such non-cash in-kind Sublicense Consideration, and the Parties shall discuss in due time and in good faith how to implement MI's participation in the fair market value of such non-cash as in-kind Sublicense Consideration.

5.4.3 Method of Participation Payment. BiondVax shall inform MI without undue delay of the receipt of the respective Sublicense Consideration, and BiondVax shall provide to MI the respective participation within 45 (forty-five) days after receipt of a respective proper invoice from MI.

5.5 Minimum Floor for Milestones and Royalties

5.5.1 Minimum Floor for Milestones. [redacted]

5.5.2 Minimum Floor for Royalties. [redacted]

[redacted]

5.5.3 No Floor in Case of Equitable Licenses. The provisions set forth under this Section 5.5 shall not apply if BiondVax grants the sublicense to comply with the concept of equitable licenses according to Section 2.10.

5.5.4 Compulsory Licenses. If a competent court or governmental authority grants or orders the grant or orders that BiondVax grants a compulsory license to a Third Party under or with respect to any Licensed Patent Right and/or the Licensed Know-how, the Parties shall discuss in good faith whether or not the provisions of this Section 5.5 shall apply.

5.6 Fair Market Value / Fair Market Terms Determination

In the event that, according to this Agreement, a "fair market value" or a "fair market term" has to be determined, the Party obliged to suggest such fair market value or fair market term shall provide the other Party in due time with a good faith determination of the fair market value or fair market term, together with any information necessary or useful to support such determination. The other Party may provide the suggesting Party within 30 (thirty) days with a counter-determination of the fair market value or fair market term, which shall include any information necessary or useful to support such counter-determination. If the Parties are unable to agree on a fair market value or fair market term determination within 30 (thirty) days after receipt of such counter-determination, the expert determination as set forth in Section 10.3.4 applies.

5.7 General Payment Terms

5.7.1 Payment Periods. BiondVax shall pay all amounts due and payable under this Agreement within the periods allowed for payment as set forth in this Agreement.

5.7.2 Method of Payment. All payments due under this Agreement shall be made to MI by wire transfer in immediately available funds to the following account of MI:

[redacted]

Each payment shall reference this Agreement, and the obligation under this Agreement that the payment satisfies.

MI is solely responsible for the allocation and distribution of amounts received under this Agreement to UMG in accordance with the Invention Transfer Agreement. For clarity, BiondVax does not assume and hereby disclaims any direct obligation towards UNI/UMG and MPG as well as direct or indirect obligation towards UNI/UMG's or MPG's inventors for payments resulting directly or indirectly in connection with this Agreement and its performance.

5.7.3 Payments in EUR; Tax Withholding. Unless expressly stated otherwise in this Agreement, all payments due under this Agreement shall be payable in EUR and, if legally required, shall be paid with the additional value added tax. Conversion of foreign currency to EUR shall be made at the average exchange rate for the the

relevant accounting period which is calculated on the basis of the official exchange rates in the relevant reporting period as reported daily by *Reuters*. Such payments shall be without deduction of exchange, collection, or other charges, except for deduction of withholding or similar taxes. The Parties shall use all reasonable and legal efforts to avoid any double taxation on payments made by BiondVax to MI hereunder. If BiondVax concludes that tax withholdings under the laws of any country are required with respect to payments to MI, BiondVax shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, BiondVax will promptly provide MI with original receipts or other evidence reasonably desirable and sufficient to allow MI to document such tax withholdings adequately for purposes of claiming foreign tax credits, tax returns and similar benefits.

5.7.4 <u>Late Payments.</u> [redacted]

5.8 <u>Bookkeeping and Auditing</u>

BiondVax is obliged to keep, and shall oblige its Subcontractors that sell Products, and its Affiliates and Sublicensees, to keep, complete and accurate books on any reports and payments due to MI under this Agreement, which books shall contain sufficient information to permit an independent certified public accountant (the "**CPA**") appointed by MI and reasonably acceptable to BiondVax to confirm the accuracy of any reports and payments made to MI. The CPA is authorized to audit the books (and corresponding royalty reports and payments) of BiondVax not more than once per reporting period (i.e. no double review of any reporting period). MI shall provide at least 7 (seven) days prior notice to BiondVax of such audits, and such audits shall be conducted during normal business hours and in such a manner as to not unnecessarily interfere with BiondVax's normal business activities. BiondVax shall provide records of its Subcontractors who sell Products, and of its Affiliates and Sublicensees in BiondVax's possession as part of such audit. The charges for such audit shall be borne by MI; provided, however, that in the event such audit reveals an underpayment in excess of 5% (five percent) or EUR 25,000, whichever is greater, BiondVax shall reimburse to MI the full costs of such audit. In any event, BiondVax shall remit any amounts due to MI according to the audit within 45 (forty-five) days of receiving notice thereof from MI, together with interest calculated in the manner provided in Section 5.7.4. In the event the audit reveals an overpayment, BiondVax may credit such overpaid amounts against future payments owed to MI. The right of auditing by MI under this Section 5.8 shall expire 7 (seven) years after each report or payment has been made. MI shall request an audit only once per calendar year.

5.9 <u>No Refund</u>

All payments made by BiondVax under this Agreement are non-refundable, and, except as set forth in Section 5.8 in case of overpayments, non-creditable against each other. This Section 5.9 shall apply, without limitation, in the event of an early termination of this Agreement in accordance with its termination provisions.

6. PATENT OWNERSHIP, PROSECUTION AND INFRINGEMENT

6.1 Ownership

6.1.1 Ownership of Licensed Technology. MPG (and/or UMG, as applicable) shall own and retain their right, title and interest in the Licensed Technology, and MPG shall be named as sole applicant of the Licensed Patent Rights.

6.1.2 Ownership of aRCA IP. Ownership of aRCA IP shall be governed by the aRCA, in accordance with the "ownership follows inventorship" rule. This may lead to sole ownership of MPG/UMG, joint ownership of MPG/UMG and BiondVax, or sole ownership of BiondVax, as applicable. For clarity, to the extent rights with respect to any joint aRCA IP are not provided in this Agreement, the terms and conditions of the aRCA shall apply.

6.1.3 Ownership of Intellectual Property Rights Outside of aRCA. BiondVax shall own any Intellectual Property Rights generated by or on behalf of BiondVax or any of its Affiliates and (subject to the terms and conditions of the relevant sublicense agreement) of its Sublicensee not in the course of the aRCA in the Development and Commercialization of any Products in the course of this Agreement. MPG and UMG shall own any Intellectual Property Rights generated by or on behalf of MPG and UMG not in the course of the aRCA.

6.2 Responsibility for Target-specific Nanobody Patent Rights

6.2.1 Management of Target-specific Nanobody Patent Rights

6.2.1.1 Primary Responsibility of BiondVax.. Unless the Parties agree otherwise, the patent law firm Weickmann & Weickmann will be retained by BiondVax as its counsel to further handle the Target-specific Nanobody Patent Rights. BiondVax may object against the patent law firm Weickmann & Weickmann only for important reason by written notice to MI. Upon receipt of such notice by MI, the Parties shall immediately discuss in good faith the reasons of the objection and potential alternative reputable patent law firms. Until the Parties have agreed on a different patent law firm, the patent law firm Weickmann & Weickmann shall continue to further handle the Target-specific Patent Rights. MI shall instruct the patent law firm Weickmann & Weickmann to follow, subject to MI's right to consultation in accordance with Section 6.2.1.2, only BiondVax's instructions from the Effective Date. BiondVax shall reasonably decide on an appropriate patent strategy regarding the Target-specific Nanobody Patent Rights. BiondVax shall be primarily responsible to prepare, file, prosecute, maintain and defend the Target-specific Nanobody Patent Rights, including, without limitation, that BiondVax is entitled to manage post-grant proceedings, including, without limitation, decide on route of validation of European patents (EP bundle or unitary effect, opt-in/opt-out under the UPC Agreement, reissue or limitation proceedings) regarding the Target-specific Nanobody Patent Rights, each in close coordination with MI as set forth in Sections 6.2.1.2 and 6.2.1.3.

6.2.1.2 Coordination with MI. BiondVax shall (i) keep MI (through the chosen patent law firm) reasonably and timely (if reasonably possible not less than 3 (three) months prior to any deadline) informed as to the intended filing, prosecution, maintenance and defense of the Target-specific

Nanobody Patent Rights, (ii) furnish to MI (through the chosen patent law firm) copies of documents substantially relevant to any such filing, prosecution and maintenance, (iii) allow MI reasonable opportunity to timely comment and advise on documents to be filed with any patent office which would substantially affect the Target-specific Nanobody Patent Rights, (iv) closely coordinate its activities regarding the filing, prosecution, maintenance and defense of the Target-specific Nanobody Patent Rights with MI and the patent law firm chosen by MI for handling the Enabling Nanobody Patent Rights, and (v) give good faith consideration to the comments and advice of MI. In the event MI objects for good cause to the intended actions proposed by BiondVax, and if the Parties are unable to resolve such dispute within the 3-months period mentioned under (i) above, then BiondVax shall have the final decision-making authority regarding such action.

6.2.1.3 Decisions by BiondVax. BiondVax (i) shall (through the chosen patent law firm) file, prosecute, maintain and defend the Target-specific Nanobody Patent Rights in the Major Market Countries referenced in Section 1.44(i) through (vii), and (ii) may decide, in its reasonable discretion, in which countries that are not Major Market Countries referenced in Section 1.44(i) through (vii) the Target-specific Nanobody Patent Rights shall (through the chosen patent law firm) be filed, prosecuted, maintained and defended, without prejudice to BiondVax's right according to Section 6.4. MI shall, in accordance with BiondVax's decision, assist BiondVax and the chosen patent law firm in connection with filing, prosecuting, maintaining and defending the Target-specific Nanobody Patent Rights in such countries, provided that BiondVax pays all respective fees and expenses incurred with respect to such countries in accordance with Section 6.3.

6.2.2 Patent Term Extensions. If elections with respect to obtaining patent term extensions (including, without limitation, any available pediatric extensions) or supplemental protection certificates or their equivalents in any country with respect to Target-specific Nanobody Patent Rights are available, BiondVax shall have the right, at its sole expense, to make, upon its reasonable judgment, such elections for Products. With respect to all of the rights and activities identified in this Section 6.2.2, MI shall reasonably assist BiondVax, at the expense of BiondVax.

6.3 Patent Costs for Target-specific Nanobody Patent Rights

During the Term, BiondVax shall in due time pay all external fees and costs, including reasonable attorney's fees, relating to the preparation, filing, prosecution, maintenance, defense and extension of the Target-specific Nanobody Patent Rights that occur in accordance with Section 6.2 above. The amounts due pursuant to this Section 6.3 shall, as a general rule, be paid directly by BiondVax to the respective patent law firms.

6.4 Non-Filing or Abandonment or Non-Defense of Target-specific Nanobody Patent Rights

6.4.1 Abandoned Patent Rights. In the event that BiondVax intends not to have filed, or intends to have abandoned (e.g. by non-payment of fees), or intends not to defend against an opposition or invalidity action of any Third Party, any patent or patent application within the Target-specific Nanobody Patent Rights in a certain country or region (each, an "**Abandoned Patent Right**"), BiondVax shall inform MI in writing of this intent in due time, if reasonably possible 4 (four) months prior to any deadline.

MI (through MPG) may, without being obliged to, file or maintain or defend the Abandoned Patent Right in such country or region in MI's sole discretion and at MPG's sole expense. In any event, BiondVax shall remain obliged to pay the respective patent costs that incur during the date of such notice to MI and the respective date in the future upon which such abandonment by BiondVax regarding the respective Abandoned Patent Right will become effective. Upon such abandonment effective date, the exclusive license of BiondVax under the respective Abandoned Patent Right shall (i) terminate (and for clarity, all payment obligations of BiondVax for the relevant country or region shall terminate), if the respective country or region of the Abandoned Patent Right is one of the Major Market Countries referenced in Section 1.44(i) through (vii), and (ii) be converted into a non-exclusive license, if the respective country or region of the Abandoned Patent Right is not one of the Major Market Countries referenced in Section 1.44(i) through (vii) (and for clarity, BiondVax shall remain obliged to pay milestones and royalties pursuant to this Agreement for the relevant country or region where the respective Abandoned Patent Right is still force).

6.4.2 Settlements. Any grant of a sublicense by BiondVax in the course of any defense of a Target-specific Patent Right requires the prior written consent of MI, not to be unreasonably withheld or delayed. BiondVax shall not require MI's prior written consent if BiondVax grants such sublicense in compliance with the provisions of Section 2.2. With respect to such sublicense granted in the course of a settlement, only Section 5.4 shall apply with respect to participation of MI in the Sublicense Consideration paid by such Sublicensee, provided, however, that BiondVax may first deduct from any settlement payments, including Sublicense Consideration, as the case may be, its respective defense costs and expenses actually borne and not otherwise reimbursed to BiondVax with respect to such defense.

6.5 Enforcement of Target-specific Nanobody Patent Rights

6.5.1 Information. The Parties shall promptly inform each other in writing once either becomes aware of any suspected, threatened or actual infringement of the Target-specific Nanobody Patent Rights by any Third Party, and of any available evidence thereof.

6.5.2 Procedures. BiondVax shall have the first and exclusive right, but not the obligation, to enforce the Target-specific Nanobody Patent Rights against any Third Party in its sole discretion and at its sole risk, cost and expense, taking the lead in the control and conduct of such enforcement action, in coordination with MI (but leaving control and final say with BiondVax). MI shall reasonably assist BiondVax in any such enforcement action prosecuted by BiondVax, particularly provide without undue delay any declaration and/or document in order to enable BiondVax to undertake such enforcement action, at BiondVax's expense. In the event that BiondVax does not intend to enforce the Target-specific Nanobody Patent Rights, neither solely nor jointly with MI, then BiondVax shall inform MI of this intent in writing in due time, and MPG has the right, but not the obligation, to enforce the Target-specific Nanobody Patent Rights against such Third Party in MPG's sole discretion and at MPG's sole cost and expense, unless BiondVax objects against such enforcement and provides commercial reasons for its objection. Each Party agrees to reasonably cooperate in any action under this Section 6.5 which is controlled by the other Party, including, without limitation, joining such action as a party plaintiff if legally necessary for initiation or continuation of such action; provided that the controlling Party indemnifies and reimburses the cooperating Party promptly for any reasonable costs and expenses incurred by or imposed upon the cooperating Party in connection with providing such assistance.

6.5.3 Allocation of Proceeds. The proceeds (e.g. damages or other compensation) of any enforcement action pursued solely by BiondVax, or jointly by BiondVax and MI, with respect to Target-specific Nanobody Patent Rights shal [redacted]

6.5.4 Settlements. In the event BiondVax, solely or jointly with MI, enforces any Target-specific Patent Right, and BiondVax intends to settle with a (potential) infringer of the respective Target-specific Nanobody Patent Rights, BiondVax shall inform MI thereof, together with the terms and conditions of such intended settlement. Any grant of a sublicense by BiondVax to the (potential) infringer requires the prior written consent of MI, not to be unreasonably withheld or delayed. BiondVax shall not require MI's prior written consent if BiondVax grants such sublicense in compliance with the provisions of Section 2.2. With respect to such sublicense granted in the course of a settlement, only Section 5.4 shall apply with respect to participation of MI in the Sublicense Consideration paid by such Sublicensee, provided, however, that BiondVax may first deduct from any settlement payments, including Sublicense Consideration, as the case may be, its respective enforcement costs and expenses actually borne and not otherwise reimbursed to BiondVax with respect to such enforcement action. In the event solely MI enforces any Target-specific Patent Right, and intends to settle with the (potential) infringer, MI shall inform BiondVax thereof, together with the terms and conditions of such intended settlement, and may conclude the settlement with BiondVax's prior written consent, not to be unreasonably withheld or delayed.

6.6 Responsibility for Enabling Nanobody Patent Rights; Patent Costs

6.6.1 Responsibility of MI. MI shall be primarily responsible to prepare, file, prosecute, maintain, abandon and defend the Enabling Nanobody Patent Rights. To the extent the Target is concerned, MI shall closely align with BiondVax the filing, prosecution, maintenance, abandonment and defense; in any case of disagreement, BiondVax shall have the final decisions making authority to the extent the Target is concerned. MI may, in its reasonable discretion, defend any Enabling Nanobody Patent Right against any opposition or invalidity action. To the extent the Target is concerned or MI informs BiondVax that MI does not intend to defend the respective Enabling Nanobody Patent Right, such notice to be sent if reasonably possible 2 (two) months before any defensive action must be taken or earlier if necessary or useful for efficient defense, BiondVax shall have the right, but not the obligation to take control over defense on its own costs. To the extent the Target is not concerned, MI shall manage the filing, prosecution, maintenance, abandonment and defense in its reasonable discretion, reasonably taking into account the interests of BiondVax regarding a reasonable protection of the Products Developed and/or Commercialized by BiondVax.

6.6.2 Patent Costs. Until MI has granted one or more additional non-exclusive licenses to the Enabling Nanobody Patent Rights to one or more Third Parties for one or more targets other than the Target, BiondVax shall in due time pay all external fees

and costs, including reasonable attorney's fees, relating to the preparation, filing, prosecution, maintenance and defense of the Enabling Nanobody Patent Rights that occur during such term. Upon MI has granted one or more additional non-exclusive licenses to the Enabling Nanobody Patent Rights to one or more Third Parties for one or more targets other than the Target, BiondVax and such Third Party(ies) shall pay the respective patent costs on a pro rata basis. The amounts due pursuant to this Section 6.6.2 shall, as a general rule, be paid directly by BiondVax to the respective patent law firms. MI shall instruct the relevant patent law firm to make and submit to BiondVax yearly forecasts of expected costs and expenses during the respective calendar year.

6.6.3 Enforcement. To the extent the Target is concerned, BiondVax shall have the first and exclusive right to enforce the respective Enabling Nanobody Patent Rights against any Third Party by applying Section 6.5 accordingly. To the extent the Target is not concerned, MI (through MPG) shall have the right, but not the obligation, to enforce the respective Enabling Nanobody Patent Rights against any Third Party in its sole discretion and at its sole cost and expense, reasonably taking into account the interests of BiondVax and of any other non-exclusive licensee. If an invalidity action results as reaction to an enforcement of the respective Enabling Nanobody Patent Right by BiondVax, BiondVax shall have the right, but not the obligation to take control over defense of the Enabling Nanobody Patent Right. With respect to settlements the provisions in Section 6.5 shall apply accordingly.

6.6.4 Exclusion of Enabling Nanobody Patent Rights by BiondVax. BiondVax in its sole discretion is entitled to exclude on a country-by country basis any specific Enabling Nanobody Patent Right from this Agreement by 4 (four) months prior written notice to MI. In case of such notice, upon expiration of said 4 (four) months period after receipt by MI, (i) the relevant Enabling Nanobody Patent Right shall be excluded from this Agreement, (ii) MI shall not be obliged to align the filing, prosecution, maintenance, abandonment and defense for such excluded Enabling Nanobody Patent Right with BiondVax according to Section 6.6.1, (iii) BiondVax shall not be obliged to pay the patent costs for such excluded Enabling Nanobody Patent Right in the relevant country according to Section 6.6.2, and (iv) BiondVax shall not have the right to enforce such excluded Enabling Nanobody Patent Right in the relevant country according to Section 6.6.3, and (iv) the Parties shall closely align in good faith with respect to prosecution, maintenance, defense and enforcement of such Enabling Nanobody Patent Right in the countries still licensed to BiondVax.

6.7 Patent Listings

With respect to the filing of patent listing information (such as patent listings in the FDA Orange Book, and its national, supranational and international equivalents, for issued patents for a Product), BiondVax may, in its reasonable discretion and at its sole expense, seek and maintain all such patent listings available for Products. With respect to all of the rights and activities identified in this Section 6.7, MI shall reasonably assist BiondVax, at BiondVax's expense.

7. INDEMNIFICATION AND INSURANCE

7.1 Indemnification

BiondVax shall indemnify, defend, and hold harmless MI, MPG, UNI, UMG, and their Affiliates, and their respective officers, directors, employees and agents, and their respective successors, heirs and assigns (collectively, the "**Indemnitees**") from and

against any and all claims, suits, actions (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis), demands, judgments, liabilities, losses, costs, fees or expenses (including without limitation reasonable legal expenses, cost of litigation and attorney's fees) and damages (collectively, the "**Claims**") incurred by or imposed upon any of the Indemnitees by a Third Party, to the extent resulting from or arising out of (i) any use or practice of the Licensed Technology by or on behalf of BiondVax, its Affiliates or Sublicensees, or (ii) any Product that is Developed, used or Commercialized by or on behalf of BiondVax, its Affiliates or Sublicensees pursuant to any right or license granted under this Agreement, or (iii) any use by a Third Party of any such Product; provided that BiondVax's indemnity obligations hereunder shall not apply to the extent Claims are arising from (a) the gross negligence, willful intent or fraudulent acts of the Indemnitees, or (b) a material breach of MI's representation and warranties under this Agreement, or (c) any licensing of the Enabling Nanobody Technology by MI to Third Parties, or the enforcement of the Enabling Nanobody Technology by MI against Third Parties.

7.2 Procedures

7.2.1 Notice. The Indemitees agree to provide BiondVax (the "**Indemnifying Party**") with written notice of any Claims for which indemnification is sought under this Agreement within 30 (thirty) days after the Indemnitees have knowledge of such Claims; it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure to give notice.

7.2.2 Defense. The Indemnifying Party shall assume the defense of the Claims at its own expense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitees; provided, however, that the Indemnitees may retain its own counsel, at its own expense, if representation of the Indemnitees by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of the Indemnitees and any other party represented by such counsel.

7.2.3 Responsibility. The Indemnitees shall (i) permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any Claims (including litigation, appeal, and settlement), (ii) assist the Indemnifying Party, at the request and expense of the Indemnifying Party, in the investigation, preparation and defense of any Claims, and (iii) not compromise or settle such Claims without the prior consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

7.2.4 Information. The Indemnifying Party shall keep the Indemnitees informed of the progress in the defense of Claims, and the Indemnifying Party shall consult with the Indemnitees with regard to any proposed settlement. The Indemnifying Party shall not compromise or settle such Claims without the prior written consent of the Indemnitees, not to be unreasonably withheld or delayed, if such settlement would create an obligation for or adversely affect the Indemnitee.

7.3 Insurance

7.3.1 General Liability Insurance. BiondVax shall maintain, at its sole cost and expense, general liability insurance coverage with a recognized, creditworthy insurance company in an amount usual and customary for companies engaged in activities as contemplated by this Agreement; such insurance shall be in place upon the Effective Date.

7.3.2 Specific Insurances. Without limiting the generality of Section 7.3.1, BiondVax shall obtain and carry in full force and effect from a recognized, creditworthy insurance company (a) clinical trials insurance, commencing upon the initiation of any Clinical Study of a Product and continuing during the whole term of any Clinical Study initiated by or on behalf of BiondVax, with minimal limits as required by applicable law or Regulatory Authorities, and (b) product liability insurance for the Commercial Sale of a Product during the Term and for three (3) years thereafter, with a limit (i) usual and customary for companies engaged in activities as contemplated by this Agreement, and (ii) reasonably available at the time on the insurance market, but as a general rule not less than EUR 10,000,000 per incident.

8. CONFIDENTIALITY

8.1 Confidentiality Obligation

8.1.1 Confidentiality Obligation. The Receiving Party shall treat confidential the Confidential Information of the Disclosing Party during the Term and for 5 (five) years thereafter. In maintaining confidential the Confidential Information of the Disclosing Party, the Receiving Party shall use not less than the efforts it uses to maintain in confidence its own information of a confidential and/or proprietary nature of similar kind and value; however, the Receiving Party shall in no event use less than reasonable efforts. The Receiving Party may not disclose the Confidential Information of the Disclosing Party to any Third Party without the prior written consent of the Disclosing Party, except for expressly permitted disclosures as set forth in Section 8.2 below or in accordance with Sections 2.5.3, 2.5.4 or 2.6. The Receiving Party may not use the Confidential Information of the Disclosing Party for any purposes other than those necessary to directly further the purpose of this Agreement. For the avoidance of doubt, MI, MPG/MPI-BPC and UNI/UMG shall treat the Licensed Know-how confidential (and in this respect should be bound as Receiving Party), subject to the exemption provided in this Section 8 and the disclosure by Intended Publications permitted according to Section 2.6.

8.1.2 Appropriate Measures. The Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party's Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party's Confidential Information, and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party's Confidential Information.

8.2 Permitted Disclosures

The Receiving Party may disclose Confidential Information of the Disclosing Party:

(a) to Regulatory Authorities in connection with filings for Regulatory Approval, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;

(b) to Affiliates, Sublicensees and Subcontractors on a need-to-know basis, provided that such Affiliates, Sublicensees and Subcontractors are bound by confidentiality obligations at least as restrictive as those set forth in this Agreement;

(c) if MI is the Receiving Party: to MPG, MPI-BPC, UMG and UNI subject to and provided that they are bound by confidentiality obligations at least as restrictive as those set forth in this Agreement;

(d) to Third Party individuals with a professional obligation of secrecy (e.g. patent attorneys, attorneys-at-law, certified public accountants);

(e) to Third Parties if required or reasonably useful for the Development and/or Commercialization of Products (or for such parties to determine their interest in performing such activities) in accordance with this Agreement, provided that such Third Parties are bound by confidentiality obligations at least as restrictive as those set forth in this Agreement;

(f) [redacted]

(g) if such disclosure is required by law or regulation (including without limitation by rules or regulations of any securities exchange), provided that prior to such disclosure, the obligated Party promptly notifies the Disclosing Party of such requirement, and provided further that the obligated Party shall assist the Disclosing Party in any objection against and attempt to limit the relevant disclosure order and that the obligated Receiving Party will furnish only that portion of the Disclosing Party's Confidential Information that Receiving Party's legal counsel reasonably determines is legally required to furnish.

8.3 Terms of this Agreement

The Parties acknowledge that the existence and all terms and conditions of this Agreement shall be treated as Confidential Information of the Parties. Notwithstanding the foregoing, MI may disclose this Agreement on a confidential basis to MPG, MPI-BPC, UNI, UMG, and their funding and auditing authorities, and BiondVax may disclose this Agreemen [redacted] each Party may disclose Section 2.10 of this Agreement to any Third Party. [redacted]

8.4 Return of Confidential Information

After the termination or expiration of this Agreement, each Party shall return or, upon request of the Disclosing Party, destroy all documents (including copies) of the Confidential Information received from the Disclosing Party, except that each Party may retain 1 (one) copy for archiving purposes. Each Party shall not be required to return or destroy any Confidential Information that is stored in any automatic electronic archiving or back-up system where it is not reasonably practicable to retrieve and delete the same, provided that such information is kept confidential in accordance with the terms of this Agreement.

9. TERM AND TERMINATION

9.1 Term

This Agreement shall come into force and effect on the Effective Date. Unless earlier terminated in accordance with the termination provisions of this Agreement, this Agreement shall continue in force and effect, on a Product-by-Product and country-by-country basis, until the end of the Royalty Term with respect to such Product in such country (collectively, the "**Term**"). Upon the end of the Royalty Term, the license granted pursuant to Section 2.1.1 shall, with respect to such Product in such country, be deemed irrevocable, perpetual, royalty-free and fully paid-up.

9.2 Special Termination Rights

9.2.1 Non-Achievement of IND Filing. [redacted]

9.2.2 Patent Invalidation / Patent Infringement. If (i) all Licensed Patent Rights are finally and legally bindingly invalidated by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, in all of the Major Market Countries referenced in Section 1.44 (i) through (vii), or (ii) BiondVax is blocked from the Development and Commercialization of Products under this Agreement due to a finally and legally binding decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, in all of the Major Market Countries referenced in Section 1.44 (i) through (vii) resulting from infringement proceedings regarding any Third Party Patent Rights, BiondVax may terminate this Agreement upon 30 (thirty) days prior written notice to MI.

9.3 Cessation of Product Development by BiondVax

If BiondVax (or its Affiliates or Sublicensees) ceases to carry on the Development and Commercialization of all Products in or for all countries (e.g. by cessation of its business related to this Agreement), BiondVax shall inform MI thereof in due time. In such event, each Party shall have the right to terminate this Agreement upon at least 3 (three) months' prior written notice to the other Party.

9.4 Change of Control

In the event that a Third Party acquires, by a single transaction or a series of related transactions, more than 50% (fifty percent) of the securities or voting rights of BiondVax, BiondVax shall provide MI, upon MI's request to be made within 2 (two) months after such change of control event, within a reasonable period of time, which should not exceed 2 (two) months, with 1 (one) special written report in reasonable detail on the actual and intended future activities of BiondVax to Develop and Commercialize Products. If BiondVax cannot reasonably demonstrate to maintain, after the change of control event, a program to Develop and Commercialize one or more Products that is at least substantially similar in scope to the program of BiondVax prior to the change of control event, then MI may

terminate this Agreement upon 30 (thirty) days prior written notice to BiondVax. MI shall inform BiondVax within 2 (two) weeks after receipt of said written report if it has good reason to doubt or to question maintenance of such program by BiondVax and shall specifically name such reasons and give BiondVax 2 (two) weeks to come back with further explanations. MI shall inform BiondVax in writing within another 2 (two) weeks after receipt of such further explanations from BiondVax if MI still thinks that its already addressed good reasons have not been cleared and may exercise its termination right then within 2 (two) weeks after receipt of said further notice by BiondVax. If the Parties are in disagreement if BiondVax has reasonably demonstrated maintenance of the program as required herein, MI shall not be entitled to terminate this Agreement unless and until non-demonstration by BiondVax have been determined finally in accordance with Section 10.3. BiondVax shall inform MI immediately of the implementation of any such change of control event, it being understood that in case of change of control by a series of related transaction BiondVax shall send such notice to MI only for the last transaction resulting in the change of control.

9.5 <u>Challenge of Licensed Patent Rights</u>

MI may terminate this Agreement upon 30 (thirty) days prior written notice to BiondVax, if BiondVax (or any of its Affiliates) (i) challenges (e.g. by opposition proceedings or nullity suits) any of the Licensed Patent Rights, or (ii) in any way encourages or supports any Third Party to challenge any of the Licensed Patent Rights.

9.6 <u>Termination for Breach</u>

9.6.1 <u>Payment Failure.</u> In the event BiondVax fails to pay any undisputed amounts due and payable to MI hereunder, and fails to make such payments within 45 (forty-five) days after receiving written notice of such payment failure, MI may terminate this Agreement upon 30 (thirty) days prior written notice to BiondVax.

9.6.2 <u>Material Breach</u>

9.6.2.1 <u>Breach.</u> In the event a Party commits a material breach of its obligations under this Agreement (other than a failure by BiondVax to make payments, which breach is covered by Section 9.6.1 above), and fails to cure such material breach within 90 (ninety) days after receiving written notice thereof specifying the nature of the breach and requiring its cure, the non-breaching Party may terminate this Agreement (as a whole) upon 30 (thirty) days' prior written notice to the breaching Party. Notwithstanding the foregoing, if the breach is not reasonably capable to be cured within the 90 (ninety) days cure period by the breaching Party and the breaching Party is making good faith efforts to cure such breach (e.g. by providing a redacted Development Plan in order to overcome e.g. scientific and/or regulatory challenges and/or substantial changes in the competitive environment), the Parties shall negotiate in good faith on a prolongation of the cure period.

9.6.2.2 <u>Dispute about Material Breach.</u> If a Party reasonably disputes the existence or materiality of a breach specified in a notice pursuant to Section 9.6.2, and the Party notified to be in breach provides notice to the non-breaching Party of such dispute within the applicable 90 (ninety) days cure period, the non-breaching Party may not terminate this Agreement unless and until the existence or materiality of such breach has been determined in accordance with Section 10.3, and the breaching Party fails to cure such determined breach within 90 (ninety) days or such other cure period according to Section 9.6.2.1 following such determination. It is

understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.

9.6.2.3 Delays. For the avoidance of any doubt, delays caused by Regulatory Authorities, changes in regulations and scientific issues out of control of BiondVax, or delays caused by the performance of the aRCA, unless such delay results from BiondVax gross negligence or willful misconduct, will not be considered as a valid reason for termination for material breach, as long as BiondVax upon request of MI within a reasonable period of time set by MI can prove by written documentation that it is diligently attempting to resolve the aforementioned issues or delays.

9.7 Scope and Effect of Termination; Survival; Sublicenses

9.7.1 General. Except as expressly provided otherwise in this Agreement, termination of this Agreement shall be in its entirety (including as to all countries and all Products). The Parties shall cooperate in good faith to permit an orderly termination and winding-up of this Agreement.

9.7.2 Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 3, 5.1, 7, 8, the last sentence of 9.1 (in the event of expiration), 9.7, and 10. The expiration or termination of this Agreement shall not release a Party (or its Affiliates and Sublicensees) from any liability or obligation (including without limitation any payment and reporting obligation) that became due on or before the effective date of expiration or termination, nor shall it preclude a Party from pursuing all rights and remedies it may have under or arising out of this Agreement with respect to any breach of this Agreement, nor shall it prejudice a Party's right to obtain specific performance of any obligation and/or damages.

9.7.3 Sell-off of Products. In the event BiondVax has, as of the effective date of termination, any Products in stock for which Regulatory Approval of a BLA has been obtained, this Agreement shall survive for a period of 9 (nine) months after the effective date of termination solely for the purpose of selling off such Products (subject to the payment obligations under Section 5 of this Agreement), provided, however, that such limited survival shall not prevent MI from granting (also for and during such limited survival period) a license to any Third Party for the sale of Products.

9.7.4 Surviving Sublicensee. In the event that BiondVax has, prior to the effective date of termination of this Agreement, granted any sublicenses under this Agreement that have not expired or terminated as of the effective date of termination of this Agreement, MI shall, upon request of such Sublicensee (the "**Surviving Sublicensee**"), negotiate in good faith the step-in of MI into the respective sublicense agreement, thereby replacing BiondVax as licensor with respect to MPG's and UMG's share in the Licensed Technology, provided that (i) such step-in into the sublicense agreement by MI is legally possible for MI, and does not exceed MI's obligations as set forth in this Agreement, (ii) MI shall have no obligation under the sublicense agreement other than to leave the sublicense granted to the Licensed Technology in place if this is required for the Development and Commercialization of the Products, (iii) the Surviving Sublicensee is not in material breach of its obligations under the sublicense agreement, and (iv) the Sublicensee confirms in writing towards MI to be bound by such sublicense agreement. If, in connection with a sublicense to some or all of the Licensed Technology, BiondVax

(or its Affiliates) has, as licensor, granted in the same agreement a license to other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target, the Parties shall in good faith determine a reasonable weighting of the concerned Licensed Technology (for which MI replaces BiondVax as licensor) to the respective other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target (for which BiondVax remains licensor), and MI shall receive payments from the Surviving Sublicensee that are reasonably allocated to the Licensed Technology.

9.7.5 Access To BiondVax aRCA IP in Case of Termination. Upon termination of this Agreement (as a whole) by a Party in accordance with Section 9.2 or 9.3, or by MI in accordance with Section 9.4 or 9.5, BiondVax shall, upon request of MI to be made within 90 (ninety) days after the effective date of termination of this Agreement, assign and transfer to MPG BiondVax's share in the aRCA IP, which is qualified Target-specific Nanobody Technology, and grant to MI an exclusive, sublicensable and transferable license limited to the Field with respect to aRCA IP, which is qualified as Enabling Nanobody Technology, in return for a fair and reasonable participation of BiondVax in future licensing revenues received by MI from the commercialization of such BiondVax share in aRCA IP. Any aRCA IP jointly owned by BiondVax and MPG/UMG shall be handled according to the provisions for Joint Collaboration Technology (as this term is defined in the aRCA) agreed upon in the aRCA, but subject to any obligation to transfer and to grant said Field exclusive license upon a respective timely request of MI as agreed herein.

9.8 Insolvency

9.8.1 Termination by MI. MI may terminate this Agreement upon 30 (thirty) days prior written notice to BiondVax, if (i) a petition in insolvency or for reorganization or similar arrangement for the benefit of creditors is filed by or against BiondVax in any court or agency, (ii) the commencement of bankruptcy or insolvency proceedings has been declined by the court or agency for insufficiency of assets, (iii) BiondVax has assigned all or substantially all of its assets for the benefit of its creditors, or (iv) BiondVax is in liquidation for other reasons.

9.8.2 Election of Insolvency Administrator. If MI does not terminate this Agreement pursuant to Section 9.8.1, and if the insolvency administrator notifies MI that he elects

(a) to not continue this Agreement, the rights licensed under this Agreement shall automatically fall back to MI, and this Agreement shall automatically terminate upon MI's receipt of such notice;

(b) to continue this Agreement, any intended transfer of rights and/or obligations of this Agreement to any Third Party, as well as the granting of any sublicense to any Third Party, requires the prior written approval of MI.

10. MISCELLANEOUS

10.1 Notice

10.1.1 Contact Information. Any notices required or permitted under this Agreement shall be in English and in writing, shall specifically refer to this Agreement, and shall be sent to the following postal addresses or e-mail addresses of the Parties:

[redacted] [redacted]

[redacted]: [redacted]

10.1.2 Notice of Termination. Notwithstanding the foregoing, any notice of termination may only be sent by a Party by internationally recognized courier in order to be deemed to be effectively given to the other Party.

10.1.3 Change of Contact Information. Each Party shall immediately notify the other Party about any change of its contact information.

10.2 Governing Law

This Agreement, and any dispute, controversy or claim arising under, out of or relating to this Agreement (and any subsequent amendments of this Agreement), including, without limitation, its formation, validity, binding effect, interpretation, performance, breach, termination or enforcement, and any remedies relating thereto, as well as non-contractual claims (collectively, a **"Dispute"**) shall be governed by the laws of the Federal Republic of Germany, without regard to conflict of law principles, except that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which such Patent Right shall have been granted.

10.3 Dispute Resolution

10.3.1 Resolution by Management. The Parties recognize that a Dispute may from time to time arise between the Parties during the Term. In the event of a Dispute, a Party, by written notice to the other Party, may have such Dispute referred to the Parties' respective officers or directors designated below, for attempted resolution by good faith negotiations within 60 (sixty) days after such notice is received. Said designated officers or directors are as follows:

For MI: Geschäftsführer / Managing Director
For BiondVax: Chief Executive Officer

10.3.2 Mediation. In the event the designated officers or directors are not able to resolve

such Dispute as set forth in Section 10.3.1 within 60 (sixty) days following the notice, then each Party may submit such Dispute to mediation in accordance with the World Intellectual Property Organization (WIPO) Mediation Rules. The number of mediators shall be 1 (one), appointed in accordance with such mediation rules, the place of mediation shall be Frankfurt am Main, Germany, and the language of the mediation shall be English.

10.3.3 Arbitration. If and to the extent the Dispute has not been settled pursuant to mediation as set forth in Section 10.3.2 within 60 (sixty) days following the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either Party, exclusively be governed and referred to, and finally determined by, arbitration in accordance with the WIPO Arbitration Rules.
Alternatively, if, before the expiration of the said period of 60 (sixty) days, either Party fails to participate or to continue to participate in the mediation, the Dispute shall, upon the filing of a Request for Arbitration by the other Party, exclusively be governed and referred to, and finally determined by, arbitration in accordance with the WIPO Arbitration Rules.
The arbitral tribunal shall consist of 3 (three) arbitrators, appointed in accordance with such arbitration rules. The place of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings shall be English. The Dispute referred to arbitration shall be decided in accordance with the substantive laws of the Federal Republic of Germany, including for the avoidance of doubt only the rules of the German Civil Procedure Code (*Zivilprozeßordnung*) on the taking of evidence shall apply. The award of the arbitrators (including any emergency relief under such arbitration rules) shall be the sole and exclusive remedy between the Parties regarding any such Dispute. An award rendered in connection with arbitration pursuant to this Section 10.3.3 shall be final and binding upon the Parties.

10.3.4 Expert Determination.
Any Dispute between the Parties arising under, out of or relating to a matter specifically referred to expert determination under this Agreement (and any subsequent amendments of this Agreement) shall be referred to expert determination in accordance with the WIPO Expert Determination Rules. The determination made by the expert shall be final and binding upon the Parties. The language to be used in the expert determination shall be English. Specifically, and not to limit the foregoing, the following Disputes shall be subject to expert determination: (i) qualification of Intellectual Property Rights of MPG/UMG and BiondVax as Target-specific Nanobody Technology or Enabling Nanobody Technology (Sections 1.26, 1.27, 1.63, 1.64, 2.1.4, 2.1.5), (ii) technical necessity for BiondVax to obtain a license to Third Party Blocking Patent Rights (Sections 1.68) while any Dispute regarding the further requirements under Section 5.3.5 shall be subject to dispute resolution according to Sections 10.3.1 through 10.3.3, and (iii) weighting of Licensed Technology to other Intellectual Property Rights Controlled by BiondVax (or its Affiliates) relating to Nanobodies against the Target (Sections 2.1.3, 5.4.1, 9.7.4).

10.4 Assignment and Transfer

10.4.1 Assignment With / Without Approval. This Agreement is personal to the Parties, and neither this Agreement, nor any rights and/or obligations under this Agreement, may be assigned or otherwise transferred by a Party to a Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Party may assign this Agreement (as a whole) to an Affiliate, or to a Third Party in connection with the

merger or consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; if BiondVax is the assignor (i) and the Affiliate or Third Party as assignee pursues on its own or through Sublicensees the Development and Commercialization of Products, such assignment shall not require the consent of MI, provided, however, that BiondVax as assignor, the Affiliate or Third Party as assignee, and MI shall sign a written document stating that the Affiliate or Third Party fully replaces BiondVax as contractual party of this Agreement, and (ii) and the Affiliate or Third Party as assignee does not pursue on its own or through Sublicensees the Development and Commercialization of Products, such assignment requires, in addition to the document mentioned in (i), the prior approval of MI, not to be unreasonably withheld or delayed.

10.4.2 Special Report. In case of an assignment of this Agreement by BiondVax in accordance with Section 10.4.1, upon MI's request to be made within 6 (six) months after the effective date of assignment, the Affiliate or Third Party assignee shall provide MI with one special written report in reasonable detail on the actual and intended future activities and business strategy of the Affiliate or Third Party assignee to Develop and Commercialize Products. If the Affiliate or Third Party assignee, after reasonable good faith discussions with MI also giving said Affiliate or Third Party assignee opportunity to address MI's reasonable critics, cannot demonstrate to maintain, after the effective date of assignment, a program to Develop and Commercialize Products that is at least substantially similar in scope to the program of BiondVax prior the effective date of assignment, then MI within 2 (two) weeks after the end of said discussions may terminate this Agreement upon 30 (thirty) days prior written notice to the Affiliate or Third Party assignee. If MI and said Affiliate or Third Party assignee are in disagreement if said Affiliate or Third Party assignee has reasonably demonstrated maintenance of the program as required herein, MI shall not be entitled to terminate this Agreement unless and until non-demonstration by BiondVax have been determined finally in accordance with Section 10.3.

10.5 Amendment and Waiver

This Agreement may be amended, supplemented, or otherwise modified (including a waiver of performance of any obligation under this Agreement) only by means of a written document signed by all Parties. Any waiver of any rights, or failure to act in a specific instance, shall relate only to such instance and shall not be construed as an agreement to waive any rights, or fail to act in any other instance, whether or not similar.

10.6 Severability

Should one or more of the provisions of this Agreement be void, invalid or unenforceable under applicable law, the remaining provisions of this Agreement will not cease to be effective. The Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision that reflects, to the extent possible, the original intent of the Parties.

10.7 Headings

All headings are for convenience only and shall not affect the meaning, and shall not be used in the interpretation of any provision of this Agreement.

10.8 Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and any previous agreements and understandings, whether oral or written, made by the Parties on the same subject matter are expressly superseded by this Agreement.

10.9 Force Majeure

Neither Party will be deemed to be in default of this Agreement for failure or delay of the performance of its obligations or attempts to cure any breach of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of, or not reasonably avoidable by, the affected Party, including, without limitation, embargoes, acts of war, pandemics, quarantines, strikes, lockouts or other labor unrests. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practicable, and will make every reasonable effort to avoid or remove such causes, and to mitigate the effects of such force majeure circumstances. In case of such a force majeure event, the time for performance or cure will be extended for the period equal to the duration of such force majeure event. Should the duration of the force majeure event exceed more than 3 (three) consecutive months, each Party may terminate this Agreement upon 3 (three) months prior written notice.

10.10 Press Release

Subject to the prior written approval of the other Party, not to be unreasonably withheld or delayed, each Party may make public announcements with respect to the existence, the nature, the general subject matter and the general structure of the financial terms of this Agreement. Each Party shall provide to the other Party a copy of any such intended public announcement as soon as reasonably practicable under the circumstances, but not less than 1 (one) week, prior to its scheduled release. The other Party may review and request changes to any announcement, and the Parties shall work together in good faith to come to a mutually acceptable version of such public announcement. If the Parties do not agree on a mutually acceptable version of such public announcement, no public announcement may be made. However, MI acknowledges that BiondVax as a company listed at the NASDAQ has to comply with certain publication, information and transparency obligations under the applicable laws, and nothing herein shall prevent BiondVax from making any public announcement to the extent and at the time required under any publication, information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules), and such public announcement shall not be regarded a breach of this Section 10.10.

[Remainder of this page intentionally left blank / signatures follow on next page]

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Max-Planck-Innovation GmbH

By: ______________________
Name: Dr. Jörn Erselius
Title: Geschäftsführer /
Managing Director

BiondVax Pharmaceuticals Ltd.

By: ______________________
Name: Amir Reichman
Title: Chief Executive Officer

____

List of Appendices:

Appendix 0.5 (MPG Confirmation)
Appendix 1.4 (aRCA)
Appendix 1.16 (Compounds)
Appendix 1.21 (Development Plan)
Appendix 1.26 (Enabling Nanobody Know-how)
Appendix 1.27 (Enabling Nanobody Patent Rights)
Appendix 1.63 (Target-specific Nanobody Know-how)
Appendix 1.64 (Target-specific Nanobody Patent Rights)

Appendix 0.5

MPG Confirmation

(separate document)

Appendix 1.4

aRCA

(separate document)

Appendix 1.16

Compounds

A) Created before the Effective Date of this Agreement

[redacted]

B) Created in the course of the aRCA

(note to draft: to be added to this Agreement as set forth in Section 2.1.5)

Appendix 1.21

Development Plan

[redacted]

[redacted]

[redacted]

[redacted]:
[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

Appendix 1.26

Enabling Nanobody Know-how

A) Know-how created before the Effective Date of this Agreement

[redacted]

[redacted]

[redacted]

B) Know-how created in the course of the aRCA

(note to draft: to be added to this Agreement as set forth in Section 2.1.5)

Appendix 1.27

Enabling Nanobody Patent Rights

A) Inventions created before the Effective Date of this Agreement

[redacted]

B) Inventions created in the course of the aRCA

(note to draft: to be added to this Agreement as set forth in Section 2.1.5)

Appendix 1.63

Target-specific Nanobody Know-how

A) Know-how created before the Effective Date of this Agreement

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

Appendix 1.64

Target-specific Nanobody Patent Rights

A) Inventions created before the Effective Date of this Agreement

[redacted]

[redacted] [redacted]

[redacted]

[redacted]

[redacted] [redacted]

B) Inventions created in the course of the aRCA

(note to draft: to be added to this Agreement as set forth in Section 2.1.5)